UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the
Registrant
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
IMPINJ, INC.
(Name of Registrant as Specified In Its Charter)
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☐	Fee previously paid with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Rules 14a-6(i)(1) and 0-11.

IMPINJ, INC.

400 Fairview Avenue North, Suite 1200,

Seattle, WA 98109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Time on June 8, 2023

TO THE HOLDERS OF COMMON STOCK OF IMPINJ, INC.:

Impinj, Inc., a Delaware corporation, will hold its annual meeting of stockholders virtually on June 8, 2023, 9:00 a.m. Pacific Time via live webcast. You can attend the annual meeting at https://web.lumiagm.com/253024847. Because we are holding the meeting via the Internet, stockholders will only be able to attend the meeting virtually. We are holding the annual meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To elect as directors the seven nominees named in this proxy statement to serve until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To consider a stockholder proposal regarding certain limitations on future amendments to our bylaws, if properly presented at the meeting; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Impinj, Inc. has fixed the close of business on April 19, 2023 as the record date for the annual meeting. Only stockholders of record of our common stock on April 19, 2023 are entitled to notice of, and to vote at, the meeting. Our proxy statement contains further information regarding voting rights and the matters to be voted upon.

We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access both the proxy statement and our annual report to stockholders. The Notice will also contain instructions on how to vote online or by telephone and how to receive a paper copy of the proxy materials by mail. Our proxy statement and our 2022 annual report will be available at the following Internet address: http://www.astproxyportal.com/ast/20867.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting of stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Impinj, Inc. and look forward to you joining our virtual meeting or receiving your proxy.

By order of the board of directors,

Chris Diorio, Ph.D.

Chief Executive Officer

Seattle, Washington

April 26, 2023

IMPINJ, INC.

400 Fairview Avenue North, Suite 1200,

Seattle, WA 98109

PROXY STATEMENT

FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Time on June 8, 2023

We are furnishing this proxy statement and the enclosed form of proxy in connection with a solicitation of proxies by our board of directors for use at our annual meeting of stockholders to be held on June 8, 2023, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). We will hold the Annual Meeting virtually via live webcast on the Internet at https://web.lumiagm.com/253024847 on June 8, 2023 at 9:00 a.m. Pacific Time.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice to our stockholders of record as of April 19, 2023, containing instructions on how to access both the proxy materials for our Annual Meeting and our annual report to stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail may be found in the below section entitled “The Proxy Process and Stockholder Voting Questions and Answers About This Proxy Material and Voting.” This information is largely about voting procedure; you should read this entire proxy statement carefully for additional information about proposals on which we encourage you to vote. On or about April 26, 2023, we will begin mailing the Notice to all stockholders entitled to vote at the Annual Meeting. Stockholders will be able to access our proxy materials over the Internet beginning on or about the same date. We intend to mail this proxy statement, together with the form of proxy, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

THE PROXY PROCESS AND STOCKHOLDER VOTING QUESTIONS AND ANSWERS

ABOUT THIS PROXY MATERIAL AND VOTING

What matters am I voting on?

You will be voting on:

•

the election of Chris Diorio, Daniel Gibson, Umesh Padval, Steve Sanghi, Cathal Phelan, Meera Rao and Miron Washington to our board of directors, each to hold office until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023;

•	a proposal for the approval, on an advisory basis, of the compensation of our named executive officers;

•	a stockholder proposal regarding certain limitations on future amendments to our bylaws, if properly presented at the meeting; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the seven nominees named in this proxy statement for election as directors;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	AGAINST the stockholder proposal regarding certain limitations on future amendments to our bylaws.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 19, 2023, the record date, may vote at the Annual Meeting. As of the record date, we had 26,663,222 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and we provided the Notice to you directly. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares directly at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 4, 2023.

You will receive a confirmation of your registration and 11-digit voter control number by email issued by AST after we receive your registration materials. You may attend the Annual Meeting and vote your shares at https://web.lumiagm.com/253024847 during the meeting. The passcode for the meeting is impinj2023. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time so that you have sufficient time to check in.

How do I vote?

You may vote by following the instructions set forth in the Notice or on your proxy card or, if you are a beneficial owner, by following the procedures provided by your broker or other nominee. You may access the Notice, our proxy materials and our 2022 annual report to stockholders at www.voteproxy.com.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the corporate secretary of Impinj, Inc., in writing, at the address listed on the front page; or

•	attending and voting, virtually via the Internet, during the Annual Meeting.

Attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Our board of directors has designated Chris Diorio and Yukio Morikubo as proxy holders. When you properly date, execute and return your proxy card, or properly register your votes online or by phone, the proxy holders will cast votes for your shares at the Annual Meeting as you instruct. If you do not give specific instructions, the proxy holders will vote your shares in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you properly revoke your proxy instructions. See the section entitled “Can I change my vote?” above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. On or about

April 26, 2023, we will begin mailing to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. You may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage you to take advantage of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

Who will tabulate the votes?

The inspector of election appointed by our board of directors for the Annual Meeting is responsible for counting votes. All votes will be tabulated as required by Delaware law, the state of our incorporation, by the inspector of election.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. The shares subject to a proxy that are not being voted on a particular proposal because of withholding, abstention or broker non-vote will count for purposes of determining the presence of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: Director nominees will be elected by the affirmative vote of the majority of the votes cast at the Annual Meeting, meaning that the number of shares voted “For” a nominee must exceed the number of shares voted “Against” such nominee. If any incumbent nominee receives a greater number of votes “Against” his or her election than votes “For” such election, our corporate governance guidelines require that such incumbent nominee promptly tender his or her resignation promptly following certification of the applicable stockholder vote; our board of directors, acting through certain qualified independent directors, will then decide whether to accept or reject the resignation, or whether other action should be taken, and we will publicly disclose the board’s decision within 90 days of the certification of the election results. Any shares not voted “For” or “Against” a particular nominee (whether as a result of an abstention or a broker non-vote) are not considered “votes cast” and therefore have no effect on the election of director nominees.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no impact on this proposal.

•

Proposal No. 3: The approval, on an advisory basis, of our named executive officer compensation must receive the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no impact on this proposal.

•

Proposal No. 4: The stockholder proposal regarding certain limitations on future amendments to our bylaws, if properly presented at the meeting, must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no impact on this proposal.

How do we solicit proxies for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. We will bear all expenses associated with this solicitation. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

If your broker holds your shares as your nominee (that is, in “street name”), you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal No. 2) is considered routine under applicable rules. Since a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to exist in connection with this proposal. All of our other proposals are considered non-routine under applicable rules. Absent direction from you, your broker will not have discretion to vote on non-routine matters and therefore there may be broker non-votes in connection with these proposals.

Is my vote confidential?

We handle proxy instructions, ballots, and voting tabulations that identify individual stockholders in a manner that protects your voting privacy. We will not disclose your vote either within Impinj, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of such votes, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Impinj, Inc. only send a single copy, of the Notice and, if applicable, the proxy materials, you may contact us as follows:

Impinj, Inc.

Attention: Investor Relations

400 Fairview Avenue North, Suite 1200,

Seattle, WA 98109

(206) 517-5300

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 27, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholders should address proposals to:

Impinj, Inc.

Attention: Corporate Secretary

400 Fairview Avenue North, Suite 1200,

Seattle, WA 98109

(206) 517-5300

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in our proxy materials with respect to such meeting (or supplement thereto), (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or any duly authorized committee of our board of directors, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2024 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than February 11, 2024; and

•	not later than the close of business on March 12, 2024.

If we do not hold our 2023 annual meeting of stockholders or if we hold our 2023 annual meeting of stockholders more than 25 days from the one-year anniversary date of the 2022 annual meeting, we must receive a notice of a stockholder proposal that is not intended to be included in our proxy statement no earlier than 5:00 p.m., Pacific time, on the 120th day before such annual meeting and no later than 5:00 p.m., Pacific time, on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at the meeting.

Recommendation and Nomination of Director Candidates

Stockholders may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of Impinj, Inc. at the address set forth above. For additional information regarding stockholder recommendations of director candidates, see the section entitled “Board of Directors and Corporate Governance—Stockholder Recommendations for the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that our corporate secretary receive the notice within the time period described above under the section entitled “Stockholder Proposals” above for stockholder proposals that are not intended to be included in our proxy statement. In addition, such notice must also comply with Rule 14a-19 under the Exchange Act.

Proxy Access

Under our amended and restated bylaws, a stockholder (or a group of not more than 20 stockholders) that has held at least 3% of our outstanding common stock continuously for at least three years may nominate and include in our proxy materials for our 2024 annual meeting (i) one director nominee if the number of directors to be elected at the annual meeting is seven or less, and (ii) if the number of directors to be elected at the annual meeting is greater than seven, director nominees constituting up to the greater of 20% of the board of directors or two directors, provided in each case that the requirements set forth in the amended and restated bylaws are satisfied. To use this “proxy access” nomination process, among other things, the electing stockholder(s) and proposed nominee(s) must comply with the detailed requirements set forth in our amended and restated bylaws, including the provision of the proposing stockholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in our amended and restated bylaws and as required by law. One such requirement is that the nomination(s) must be received in a timely manner between 120 days and 150 days prior to the first anniversary of the date our proxy statement was first sent to stockholders in connection with the last annual meeting, which for our proxy materials for the 2024 annual meeting would be no earlier than November 27, 2023 and no later than December 27, 2023.

Availability of Bylaws

You may obtain a copy of our bylaws by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals, nominating director candidates and obtaining proxy access.

Attending the Annual Meeting

The Annual Meeting will be held virtually on June 8, 2023 at 9:00 a.m. Pacific Time via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/253024847. In order to vote or submit a question during the Annual Meeting, you will need an 11-digit voter control number included on your Notice or proxy card with the passcode of impinj2023. If you do not have an 11-digit voter control number issued by AST, you will be able to listen to the meeting only by registering as a guest and you will not be able to vote or submit your questions during the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently comprises eight members. Six of our directors are independent within the meaning of the independent director guidelines of The Nasdaq Global Select Market. Our certificate of incorporation and bylaws provide that the number of our directors shall be at least one and will be fixed by resolution of our board of directors. At the Annual Meeting, seven directors will be elected for a one-year term and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. There are no family relationships among any of our directors or executive officers.

The nominating and corporate governance committee recommended all of the nominees for director named in this proxy statement for election or reelection to our board of directors at the Annual Meeting. The following table sets forth the names and certain other information for each of the nominees for election as a director and for each non-continuing director as of April 19, 2023.

	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Daniel Gibson(1)(2)	42	Director	2018	2023	2024
Umesh Padval(1)(2)	65	Director	2020	2023	2024
Steve Sanghi(1)(3)	67	Director	2021	2023	2024
Cathal Phelan	59	Director, Chief Innovation Officer	2019	2023	2024
Meera Rao(1)(3)	62	Director	2022	2023	2024
Chris Diorio, Ph.D.	61	Director, Chief Executive Officer and Vice Chair	2000	2023	2024
Miron Washington	55	Director	2023	2023	2024

Non-Continuing Directors
Gregory Sessler(2)(3)	70	Director	2011	2023	—

(1)	Member of the nominating and corporate governance committee
(2)	Member of the compensation committee
(3)	Member of the audit and risk committee

Nominees for Director

Chris Diorio, Ph.D., one of our co-founders, has served as a member of our board of directors since April 2000, as chief executive officer since November 2014 and as vice chair since September 2013. Previously, he served as our chief strategy and technology officer from September 2013 to November 2014, chief technology officer from November 2006 to September 2013, chair from April 2000 to January 2013, vice president of engineering from 2004 to 2006 and as a consultant to us from April 2000 to June 2004. In addition, he is a former affiliate professor of computer science and engineering at the University of Washington, a director and former chair of the RAIN Alliance, a director of the GS1 Innovation Board and EPCglobal Board of Governors, and a former director of Bluegiga Technologies Ltd. Dr. Diorio received a B.A. in physics from Occidental College and an M.S. and Ph.D. in electrical engineering from the California Institute of Technology. We believe Dr. Diorio’s perspective, experience and institutional knowledge as our co-founder, vice chair and chief executive officer qualify him to serve as director.

Daniel Gibson is a founding partner of Sylebra Capital Management, and has been a portfolio manager since June 2011 and chief investment officer since January 2018. Sylebra Capital Management is a Hong Kong-based investment manager focused on the technology, media and telecom industries globally. Prior to that, Mr. Gibson worked at Coatue Capital from 2008 to 2011 as a partner and analyst. From 2006 to 2008, he was an associate at

Calera Capital, a private equity fund where he was based in Boston. He started his career with UBS Investment Bank in New York as a member of the media group. Mr. Gibson received his B.A. in economics from Amherst College. We believe Mr. Gibson’s financial and investment management expertise as well as extensive experience in the semiconductor and consumer industries qualify him to serve as a director.

Umesh Padval has served as a member of our board of directors since November 2020. Mr. Padval has been a venture partner of Thomvest Ventures, a venture capital firm, since February 2016. Prior to becoming a venture partner at Thomvest, Mr. Padval was a partner at Bessemer Venture Partners. Mr. Padval serves as a board member for Bolster, Inc., Isovalent, Inc., Qwiet AI (f/k/a ShiftLeft, Inc.), Sutter Health Bay Area, and Avalanche Technology. Mr. Padval received a B.Tech. in engineering from Indian Institute of Technology, Bombay, a M.S. in engineering from Pennsylvania State University, and a M.S. in engineering from Stanford University. We believe Mr. Padval’s experience as a venture capital investor, including his service on the board of directors of multiple private and public companies, his past experience as chief executive officer of C-Cube Microsystems, as well as his extensive experience in technology and engineering, qualifies him to serve as a director.

Steve Sanghi has served as our chair since June 2022 and a member of our board of directors since March 2021. Mr. Sanghi has been executive chairman of Microchip Technology, Inc., or Microchip, a publicly listed semiconductor company, since March 2021. Mr. Sanghi also served as Microchip’s chief executive officer and chairman from 1993 to March 2021 and as Microchip’s president and chief executive officer from 1991 to 1993. Prior to joining Microchip, Mr. Sanghi also held management positions at Waferscale Integration, Inc. and Intel Corporation. He is also a former director of Myomo Inc. Mr. Sanghi received a B.S. in Science, Electronics and Communication from Punjab University and a M.S. in Electrical and Computer Engineering at the Universityof Massachusetts. We believe Mr. Sanghi’s extensive management experience at a publicly listed semiconductor company qualifies him to serve as a director.

Cathal Phelan has served as a member of our board of directors since September 2019 and as our chief innovation officer since January 2023. Mr. Phelan has been the chief executive officer of RAPT Touch Inc., a privately held IP provider for optical multi-touch systems, from November 2014 until November 2019. Mr. Phelan founded his own consulting firm, Atticotti LLC, in April 2013, focusing on business strategies, IP management and systems/semiconductor design. From 2008 to 2013 he was the CTO at Cypress Semiconductor, responsible for architecture definitions, IP management and business strategies. From May 2006 to September 2008, he served as chief executive officer and president of Ubicom, Inc., a privately held provider of IP and CPUs for wireless network routers. Mr. Phelan previously held several positions at Cypress Semiconductor Corporation, or Cypress, from 1991 to 2006, including serving as Cypress’ executive vice president of the consumer and computations division; chief technical officer, executive vice president of data communications, and executive vice president of personal communications. Mr. Phelan started his career as a memory designer at Philips Research Laboratories in the Netherlands from 1985 to 1990. He is a former director of Touchstone Semiconductor, Inc., Virage Logic Corporation and AgigA Tech, Inc. Mr. Phelan graduated from the Engineering School of Trinity College at the University of Dublin in Ireland, where he received a B.A. in mathematics and a B.A.I. in electronic engineering in 1984 and subsequently a M.S.E.E. in micro-electronic engineering in 1985. We believe Mr. Phelan is qualified to serve as a director because of his technical expertise and extensive management and consulting experience.

Meera Rao has served as a member of our board of directors since February 2022. Ms. Rao has held several senior executive positions, most recently from January 2011 to March 2016 as Chief Financial Officer at Monolithic Power Systems, a leading company in high-performance analog solutions, and as Vice President of Finance from January 2009 to December 2010. Prior to Monolithic Power Systems, Ms. Rao has held various executive roles at leading technology companies, including Integration Associates Inc. from 2004 to 2006, Atrica from 2002 to 2003, Raza Foundries from 2000 to 2002, NVIDIA February 1998 to May 1999 and AMD from 1988 to 1998. Ms. Rao is also a director for Rambus, an industry-leading chip manufacturer, since August 2019 and currently serves as the chair of Audit Committee. Ms. Rao is a certified public accountant (inactive status) and holds a master’s degree in business administration from the University of Rochester in New York. We believe Ms. Rao is qualified to serve as a director because of her extensive executive and financial experience and her familiarity with the semiconductor industry.

Miron Washington has served as a member of our board of directors since March 2023. Mr. Washington is a C-suite executive with over 25 years of experience in B2C/B2B e-commerce, global supply chain operations, digital transformation and multi-billion-dollar P&L ownership. He has an extensive track record of surpassing business goals, transformative leadership, and creating rapid growth-strategies across a diverse set of global enterprises. Mr. Washington previously oversaw Home Depot’s Quote Center business unit and successfully grew revenues by over $1B during his tenure. In this role, Mr. Washington oversaw 200+ associates responsible for Product Management, Software Development, Marketing, Merchandising, Operations, Data Science, and 3rd Party Marketplace functions, with indirect oversight of HR and Finance operations. Prior to joining Home Depot, Mr. Washington was a Senior Vice President, Digital Commerce/Product Management at Monotype Imaging, where he drove double-digit-e- commerce revenue growth, increased active users, and transformed digital channel user experiences. Mr. Washington has also held senior leadership positions of increasing responsibilities at Amazon, Staples, and Hewlett-Packard. Mr. Washington’s broad subject matter expertise in finance, business operations, ecommerce, product management, and supply chain uniquely position him to evaluate business opportunities with a wide aperture, while simultaneously understanding the financial, operational, and technologies required to deliver customer value. Mr. Washington holds a bachelor’s degree in Accounting from the Leavy School of Business at Santa Clara University and an MST from Oregon Health & Science University (OGI Campus). Mr. Washington has also completed the Black Corporate Board Readiness program at Santa Clara University in 2022. Mr. Washington is passionate about giving back to the community and has served on many non-profit boards and currently serves on two advisory boards. We believe Mr. Washington is qualified to serve as director because of his broad expertise in business digitization and transformation, retail and supply-chain operations.

Vote Required

Director nominees will be elected by the affirmative vote of the majority of the votes cast at the meeting, meaning that the number of shares voted “For” a nominee must exceed the number of shares voted “Against” such nominee. If any incumbent nominee receives a greater number of votes “Against” his or her election than votes “For” such election, our corporate governance guidelines require that such incumbent nominee promptly tender his or her resignation promptly following certification of the applicable stockholder vote; our board of directors, acting through certain qualified independent directors, will then decide whether to accept or reject the resignation, or whether other action should be taken, and we will publicly disclose the board’s decision within 90 days of the certification of the election results. Any shares not voted “For” or “Against” a particular nominee (whether as a result of an abstention or a broker non-vote) are not considered “votes cast” and therefore have no effect on the election of director nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our common stock is listed on The Nasdaq Global Select Market. Under the rules of The Nasdaq Global Select Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The Nasdaq Global Select Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of The Nasdaq Global Select Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that, other than Dr. Diorio and Mr. Phelan, none of our current directors or director nominees, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The Nasdaq Global Select Market. Our board of directors also determined that Messrs. Sessler and Sanghi and Ms. Rao, who comprise our audit and risk committee; Messrs. Sessler, Padval and Gibson, who comprise our compensation committee; and Messrs. Gibson, Sanghi and Padval and Ms. Rao, who comprise our nominating and governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of The Nasdaq Global Select Market.

In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Diversity Matrix as of April 19, 2023

Board size:
Total number of directors	8
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	7	1	—	—
Number of directors who identify in any of the categories below:
African American or Black	1	—	—	—
Alaskan Native of American Indian	—	—	—	—
Asian	2	1	—	—
Hispanic or Latino	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	—	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Undisclosed	—

Board Leadership Structure

Mr. Sanghi serves as the chair of the board of directors and Dr. Diorio serves as our chief executive officer. The roles of chief executive officer and chair of the board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the board of directors to determine whether to separate or combine these roles each time it elects a new chair or appoints a chief executive officer, based on the relevant facts and circumstances applicable at such time. Our board of directors has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our chief executive officer can focus on leading our company, while the chair can focus on leading the board of directors in overseeing management.

Risk Management

The board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit and risk committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Board Meetings and Committees

During the year ended December 31, 2022, the board of directors held six meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. Dr. Diorio and Ms. Rao attended our 2022 annual meeting of the stockholders on behalf of our board of directors.

Our board of directors has an audit and risk committee, a compensation committee and a nominating and governance committee, each of which has the composition and the responsibilities described below.

Audit and Risk Committee

The members of our audit and risk committee are Gregory Sessler, Steve Sanghi and Meera Rao, each of whom is a non-employee member of our board of directors. Each member of our audit and risk committee qualifies as an audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The Nasdaq Global Select Market.

Our audit and risk committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit and risk committee also:

•	approves the hiring, discharging and compensation of our independent registered public accounting firm;

•	oversees the work of our independent registered public accounting firm;

•	approves engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	reviews the qualifications, independence and performance of the independent registered public accounting firm;

•	reviews our consolidated financial statements and reviews our critical accounting policies and estimates;

•	reviews the adequacy and effectiveness of our internal controls and solicits input from department representatives on the accuracy of the Company’s public disclosures;

•

reviews and discusses with management and the independent registered public accounting firm the results of our annual audit, our quarterly consolidated financial statements and our publicly filed reports; and

•	oversees and monitors the Company’s risk management policies and operation of the Company’s risk management framework and annually assesses its effectiveness.

The audit and risk committee held six meetings in 2022. The audit and risk committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Global Select Market. A copy of the audit and risk committee charter is available on our website at http://corporate-governance.impinj.com.

Compensation Committee

The members of our compensation committee are Umesh Padval, Daniel Gibson and Gregory Sessler. Mr. Padval is the chair of our compensation committee. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Our compensation committee oversees our compensation policies, plans and benefits programs. Our compensation committee also:

•	reviews, and recommends to our board of directors, policies relating to compensation and benefits of our officers and employees;

•	reviews and approves (and, in the case of our chief executive officer, recommends to our board of directors) corporate goals and objectives relevant to compensation of our senior officers;

•	evaluates the performance of our officers in light of established goals and objectives;

•	establishes and administers our annual and long-term incentive compensation plans for our executive officers and senior executives;

•	establishes and periodically reviews policies for senior management perquisites;

•	evaluates the competitiveness of the compensation programs of our chief executive officers and other senior officers and our overall compensation programs;

•	evaluates compensation for our non-employee directors and makes recommendations to our board of directors regarding non-employee director compensation; and

•	administers our equity incentive plans.

The compensation committee met three times in 2022. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Global Select Market. A copy of the compensation committee charter is available on our website at http://corporate-governance.impinj.com. Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.

Nominating and Governance Committee

The members of our nominating and governance committee are Steve Sanghi, Meera Rao, Daniel Gibson and Umesh Padval. Mr. Sanghi is the chair of our nominating and governance committee.

Our nominating and governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Our nominating and governance committee also:

•	evaluates and makes recommendations regarding the organization and governance of the board of directors and its committees;

•	assesses the performance of members of the board of directors and makes recommendations regarding committee and chair assignments;

•	recommends desired qualifications for board of directors membership and conducts searches for potential members of the board of directors;

•	reviews and makes recommendations with regard to our corporate governance guidelines; and

•	reviews environmental, social and governance matters and opportunities that may significantly impact the Company’s business operations, performance, reputation or relations with various stakeholders.

The nominating and governance committee met four times in 2022. The nominating and governance committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Global Select Market. A copy of the nominating and governance committee charter is available on our website at http://corporate-governance.impinj.com.

Our board of directors may from time to time establish other committees.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

The board of directors also believes that the board should be a diverse body. In evaluating candidates for director nominations, the nominating and corporate governance committee considers all aspects of each candidate’s qualifications and competencies in light of our needs, with a view towards creating a board of directors with diverse experiences and perspectives, including diversity with respect to race, gender, geography and areas of expertise. As stated in our corporate governance guidelines, the nominating and corporate governance committee includes, and has any search firm that it engages include, highly qualified women and minority candidates in the pool from which director nominees are selected.

Stockholder Recommendations for the Board of Directors

Our nominating and corporate governance committee will evaluate recommendations of candidates for directors recommended by stockholders in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock, and a signed letter from the candidate confirming willingness to serve on our board of directors.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to:

Impinj, Inc.

Attention: Corporate Secretary

400 Fairview Avenue North, Suite 1200

Seattle, WA 98109.

All such stockholder communications will be forwarded to the appropriate committee of the board, or if none is specified, to the chairperson of the board.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics is posted on the Corporate Governance portion of our website at http://corporate-governance.impinj.com. We will post amendments to our code of business conduct and ethics or waivers of our code of business conduct and ethics for directors and executive officers on the same website.

Compensation Committee Interlocks and Insider Participation

During 2022, Umesh Padval, Theresa Wise (until June 2022), Daniel Gibson (beginning June 2022) and Gregory Sessler served on our compensation committee. Dr. Diorio participated in the deliberations of the compensation committee concerning executive officer compensation, other than with respect to his own compensation. None of the members of our compensation committee was or is an officer or employee of us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for the year ended December 31, 2022. The table excludes Dr. Diorio, our co-founder, vice-chair, chief executive officer and director. Dr. Diorio did not receive any compensation from us in his role as a director in the year ended December 31, 2022.

2022 Director Compensation Table

Name	Fees Paid or Earned in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)		Total ($)
Peter van Oppen(3)	29,856	54,716	—	—		84,572
Gregory Sessler(4)	61,000	249,940	—	—		310,940
Theresa Wise(5)	23,442	52,704	—	—		76,146
Daniel Gibson(6)	47,788	249,940	—	—		297,728
Cathal Phelan(7)	40,000	890,180		508,800	(8)	1,438,980
Umesh Padval(9)	55,000	249,940	—	—		304,940
Steve Sanghi(10)	65,548	269,613	—	—		335,161
Meera Rao(11)	43,806	288,401	—	—		332,207

(1)	Includes an annual retainer fee and a committee fee or chairperson fee, as applicable, earned quarterly.
(2)

Represents the aggregate grant-date fair value of stock awards granted in 2022. We have computed these amounts in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Topic 718. For a discussion of valuation assumptions, see note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2022.

(3)	As of December 31, 2022, Mr. van Oppen held no stock awards. Mr. van Oppen ceased to be a member of our board of directors effective June 9, 2022.
(4)

As of December 31, 2022, Mr. Sessler held options for the purchase of 4,166 shares of common stock, of which 4,166 shares were vested as of such date and restricted stock units for the settlement of 3.529 shares of common stock, of which no shares were vested as of such date.

(5)	As of December 31, 2022, Dr. Wise held no stock options. Dr. Wise ceased to be a member of our board of directors effective June 9, 2022.
(6)	As of December 31, 2022, Mr. Gibson held restricted stock units for the settlement of 3,529 shares of common stock, of which no shares were vested as of such date.
(7)

As of December 31, 2022, Mr. Phelan held restricted stock units for the settlement of 11,529 shares of common stock, of which no shares were vested as of such date, and options for the purchase of 10,000 shares of common stock, of which 10,000 were vested as of such date. Restricted stock units in the amount of 8,000 and the stock options held by Mr. Phelan were issued pursuant to a consulting arrangement between us and Mr. Phelan.

(8)	Mr. Phelan provides consulting services to us pursuant to a consulting agreement. The amounts set forth above reflect consulting fees paid to Mr. Phelan for the year ended December 31, 2022.
(9)	As of December 31, 2022, Mr. Padval held restricted stock units for the settlement of 3,529 shares of common stock, of which no shares were vested as of such date.
(10)	As of December 31, 2022, Mr. Sanghi held restricted stock units for the settlement of 3,881 shares of common stock, of which no shares were vested as of such date.
(11)	As of December 31, 2022, Ms. Rao held restricted stock units for the settlement of 4,668 shares of common stock, of which no shares were vested as of such date.

Outside Director Compensation Policy

Our outside director compensation policy is administered by our board of directors, with recommendations provided by its compensation committee. We use a combination of cash and stock-based compensation to attract and retain qualified outside candidates to serve on our board of directors.

Our board of directors, in conjunction with its compensation committee, periodically reviews the type and form of compensation paid to our outside directors to assess the competitiveness of our outside director compensation program is competitive and provides compensation that is appropriate for retaining and attracting qualified directors. Our board of directors also engages Compensia, a national executive compensation consulting firm, as an external advisor to review and recommend changes to the compensation paid to our outside directors. Any changes in compensation are ratified by the board of directors.

During the year ended December 31, 2022, our outside director compensation policy provided for the following cash compensation to our outside directors:

•	$40,000 per year for service as a member of the board of directors;

•	$17,500 per year for service as chair of the board of directors;

•	$16,000 per year for service as chair of the audit and risk committee;

•	$10,000 per year for service as chair of the compensation committee;

•	$10,000 per year for service as chair of the nominating and governance committee;

•	$8,000 per year for service as a member of the audit and risk committee; and

•	$5,000 per year for service as a member of the nominating and corporate governance committee or compensation committee.

All cash payments to outside directors are paid quarterly in arrears on a pro-rated basis.

During the year ended December 31, 2022, our outside director compensation policy provided for the following equity compensation to our outside directors, subject to any limits in our 2016 Equity Incentive Plan (“the 2016 Plan”), as described in the paragraph below:

•

on the first day a person becomes an outside director (other than by appointment on the date of each annual meeting of our stockholders), such person will be granted an award of restricted stock units in the amount equal to (1) $175,000 multiplied by a fraction (a) the numerator of which is (x) 12 minus (y) the number of months between the date of the last annual meeting of stockholders and the date the individual became an outside director and (b) the denominator of which is 12; divided by (2) the per share value (as defined below), which is referred to in this proxy statement as an initial award;

•

on the date of each annual meeting of our stockholders, each outside director will be granted an award of restricted stock units in the amount equal to (1) $175,000 divided by (2) the per share value, which is referred to in this proxy statement as an annual award; and

•

on the date of each annual meeting of our stockholders, an outside director who is serving as chair of the board of directors and is eligible for an annual award will be granted, in addition to an annual award, an award of restricted stock units in the amount equal to (1) $17,500 divided by (2) the per share value, which is referred to in this proxy statement as a board-chair annual award, and an outside director who is serving or is appointed as chair of the board of directors and is eligible for an initial award will be granted, in addition to the initial award, a board-chair annual award pro-rated in the same manner as an initial award.

The 2016 Plan provides that in any given year, an outside director may not receive awards having a grant date fair value greater than $500,000, as determined under GAAP. This maximum limit does not reflect the intended size of any potential grants or a commitment to make grants in the future.

Effective April 2, 2023, we amended our outside director compensation policy to provide for the following cash compensation to our outside directors:

•	$50,000 per year for service as a member of the board of directors;

•	$25,000 per year for service as chair of the board of directors;

•	$25,000 per year for service as chair of the audit and risk committee;

•	$17,500 per year for service as chair of the compensation committee;

•	$10,000 per year for service as chair of the nominating and governance committee;

•	$12,500 per year for service as a member of the audit and risk committee; and

•	$10,000 per year for service as a member of the nominating and corporate governance committee or compensation committee.

In addition, pursuant to the amended outside director compensation policy, effective April 2, 2023, the initial value of initial awards, annual awards and board chair annual awards will be $200,000, $200,000 and $25,000, respectively.

Each award described in the preceding bullet points, which is referred to in this proxy statement as an outside director award, vests upon the earlier of (i) the one-year anniversary of the date such award was granted and (ii) the date of the next annual meeting following the grant date, in each case, subject to the director’s continuing to be a service provider; however, in the event of a change in control (as defined in the 2016 Plan), all outside director awards shall vest in full.

As used above, per share value generally means the average trading price for a share of our common stock over the period beginning on the date that is ten trading days prior to our announcement of quarterly earnings for the fiscal quarter immediately prior to the grant date of an award, and ending on the date that is nine trading days after such earnings announcement.

Outside directors may be permitted to defer the delivery of the shares of our common stock subject to an outside director award subject to the terms of our outside director compensation policy.

Outside directors may not sell, pledge, assign, hypothecate, transfer or dispose of in any manner other than by will or by the laws of descent or distribution, shares of our common stock issued pursuant to an outside director award while the outside director continues to serve as a director, other than in order to pay for any tax obligations arising from the vesting and/or settlement of such award.

We also will continue to reimburse our outside directors for reasonable, customary and documented travel expenses incurred in connection with attending board and board-committee meetings.

Non-Employee Director Stock Ownership Guidelines

Non-employee directors are subject to our stock ownership guidelines, which are intended to align their interests with those of our stockholders. Under the guidelines, our non-employee directors must maintain ownership of our common stock expressed as a lesser of (i) a multiple of five times the annual cash board retainer or (ii) 2,000 shares of our common stock. There is no required time period within which a non-employee director must attain the applicable stock ownership level. However, until the stock ownership level is achieved, our non-employee directors must retain 100% of the net profit shares by the later of February 16, 2028 and the fifth anniversary of the director’s initial appointment to the board of directors. Shares owned directly or jointly with a spouse, shares equal to the number of vested deferred stock units, shares credited to a 401(k) plan account, and shares held in trust are counted toward the guidelines. Pledged shares and unvested and unearned shares of restricted stock, restricted stock units, performance shares and shares subject to stock options (whether or not vested) do not count towards the stock ownership level.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit and risk committee of the board of directors has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm to perform the audit of our financial statements for the year ending December 31, 2023. EY began serving as our independent registered public accounting firm for the audit of our financial statements for the year ended December 31, 2020.

Notwithstanding EY’s selection as our independent registered public accounting firm for the year ending December 31, 2023, our audit and risk committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit and risk committee believes that such a change would be in the best interests of Impinj, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2023. Our audit and risk committee is submitting the selection of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of EY, the board of directors may reconsider the appointment.

Fees Paid to our Independent Registered Public Accounting Firm

The following table summarizes the fees billed by our independent registered public accounting firms for the fiscal years ended December 31, 2022 and 2021, inclusive of out-of-pocket expenses. All fees described below were pre-approved by the audit and risk committee.

	Year Ended December 31,
Fee Category	2022	2021
Audit fees(1)	$1,145,943	$1,205,752
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	1,803	—

Total fees	$1,147,746	$1,205,752

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings. Audit fees for 2021 included fees associated with our convertible notes offering in November 2021.

(2)

Audit-related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” We did not incur any audit-related fees during 2022 or 2021.

(3)	Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning.

(4)	All other fees include any fees billed that are not audit or audit related.

Auditor Independence

In 2022, there were no other professional services provided by EY that would have required the audit and risk committee to consider their compatibility with maintaining the independence of EY.

Policy on Audit and Risk Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit and risk committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit and risk committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. In accordance with the foregoing, the committee has delegated to the chair of the audit and risk committee the authority to pre-approve services to be performed by our independent registered public accounting firm and associated fees, provided that the chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full audit and risk committee for ratification at its next regular meeting.

Vote Required

The ratification of the appointment of EY must receive the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no impact on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3

ADVISORY VOTE ON COMPENSATION OF NAMED

EXECUTIVE OFFICERS (“SAY-ON-PAY”)

At our 2022 annual meeting of stockholders, our board of directors recommended, and our stockholders approved, holding an advisory vote on the compensation of our named executive officers every year. Accordingly, pursuant to Section 14A of the Exchange Act and in accordance with SEC rules, we are providing our stockholders with the opportunity to vote at the Annual Meeting on this advisory or non-binding proposal regarding the compensation of our named executive officers (commonly referred to as “say-on-pay”).

This say-on-pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on us, the board of directors or the compensation committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to take action to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

For more information about the compensation that we paid to our named executive officers during the fiscal year ended December 31, 2022, please refer to the “Executive Compensation” section of this proxy statement, which we believe demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term stockholder value creation.

We are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders of Impinj, Inc. approve, on an advisory basis, the compensation of Impinj, Inc.’s named executive officers, as disclosed in the Impinj, Inc.’s proxy statement for the 2023 annual meeting of stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures.”

Vote Required

The approval, on an advisory or non-binding basis, of our named executive officer compensation must receive the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no impact on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE SAY-ON-PAY APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL REGARDING CERTAIN

LIMITATIONS ON FUTURE AMENDMENTS TO OUR

BYLAWS

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, Mr. James McRitchie, 9295 Yorkship Ct., Elk Grove, CA 95758, who beneficially owned 110 shares of our common stock on the date that the proposal was submitted.

We and our board of directors are not responsible for the content of the stockholder proposal or the supporting statement. The stockholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

The stockholder proposal is quoted verbatim in italics below. The stockholder proposal contains certain website addresses. Information contained on, or that can be accessed through, such websites do not constitute part of this proxy statement, and the inclusion of such website addresses in this proxy statement is limited to inactive textual references only.

Proposal 4—Fair Elections

Resolved

James McRitchie and other shareholders request that directors of Impinj, Inc. (“Company”) amend its bylaws to include the following language:

Shareholder approval is required for any advance notice bylaw amendments that:

1.	require the nomination of candidates more than 90 days before the annual meeting,

2.	impose new disclosure requirements for director nominees, including disclosures related to past and future plans, or

3.	require nominating shareholders to disclose limited partners or business associates, except to the extent such investors own more than 5% of the Company’s shares.

Supporting Statement

Under SEC Rule 14a-19, the universal proxy card must include all director nominees presented by management and shareholders for election.1 Although the Rule implies each side’s nominees must be grouped together and clearly identified as such, in a fair and impartial manner, most rules for director elections are set in company bylaws.

For Rule 14a-19 to be implemented equitably, boards must not undertake bylaw amendments that deter legitimate efforts by shareholders to submit nominees. The bylaw amendments set forth in the proposed

[1]	https://www.ecfr.gov/current/title-17/chapter-II/part-240/section-240.14a-19 resolution would presumptively deter legitimate use of Rule 14a-19 by deterring legitimate efforts by shareholders to seek board representation through a proxy contest.

The power to amend bylaws is shared by directors and shareholders. Although directors have the power to adopt bylaw amendments, shareholders have the power to check that authority by repealing board-adopted bylaws. Directors should not amend the bylaws in ways that inequitably restrict shareholders’ right to nominate directors. This resolution simply asks the board to commit not to amend the bylaws to deter legitimate efforts to seek board representation, without submitting such amendments to shareholders. We urge the Board not to further amend its advance notice bylaws until shareholders have at least voted on this proposal.

Bloomberg’s Matt Levine speculates bylaws might require disclosure submissions “on paper woven from unicorns’ manes,”2 with requirements waived for the board’s nominees. While Mr. Levine depicts humorous and exaggerated possibilities, some companies are adopting amendments clearly designed to discourage fair elections.

Directors of at least one company (Masimo Corp.) recently adopted bylaw amendments that could deter legitimate efforts by shareholders to seek board representation through a proxy contest. Masimo’s advance notice bylaws “resemble the ‘nuclear option’ and offers a case study in how rational governance devices can become unduly weaponized, writes Lawrence Cunningham.3 Directors of other companies are considering similar proposals.

To ensure shareholders can vote on any proposal that would impose inequitable restrictions, we urge a vote FOR Fair Elections.

To Enhance Shareholder Value, Vote FOR

Fair Elections—Proposal 4

Board of Directors’ Statement in Opposition

Like the bylaws of almost all public companies, our bylaws provide that director nominations and proposals of other business at stockholder meetings must be made in accordance with the procedures specified in our bylaws. These procedures are often referred to as advance notice bylaws. Advance notice bylaws exist to protect our stockholders, to ensure equality of information provided to our stockholders, and to ensure an orderly stockholder meeting. They do this by providing stockholders with time to carefully consider any director nominations or business proposals well in advance of the stockholder meeting. Our board of directors reviews our advance notice bylaws from time to time—as it did earlier this year—to ensure that they continue to be in the best interests of our stockholders.

If implemented, this proposal would require us to obtain stockholder approval for a variety of changes to our advance notice bylaw, even if our board of directors independently determines that these changes are appropriate and in the best interests of our stockholders. This type of obligation is unnecessary, artificial, possibly illegal and not in the best interests of our stockholders.

This proposal is unnecessary

If adopted, this proposal would require that we obtain stockholder approval for certain changes to our advance notice bylaws. But our stockholders are already free to seek to amend our bylaws at any time. Stated differently,

[2]	https://www.bloomberg.com/opinion/articles/2022-10-27/credit-suisse-gives-first-boston-gets-a-second-chance?sref=a7KhiWzs
[3]	https://corpgov.law.harvard.edu/2022/10/23/the-hottest-front-in-the-takeover-battles-advance-notice-bylaws/

our stockholders already have the power to reverse or revise any amendments to our bylaws that are adopted by our board of directors. As such, this proposal is unnecessary.

This proposal places artificial restraints on our board of directors

This proposal would artificially constrain the power of our board of directors by preventing it from adopting policies and procedures that it believes are in the best interests of our stockholders. Further, it will constrain our board of directors’ ability to effectively manage our stockholder meetings. It could also preclude our board of directors from requesting information from director nominees that may in the future be required by law. The power to amend our bylaws is a core power of our board of directors, and our board is obligated to take actions that it believes are in the best interests of our stockholders as a whole.

This proposal may violate Delaware law

This proposal expressly calls for a bylaw provision requiring stockholder approval for certain changes to our advance notice bylaws. But such a bylaw provision would conflict with our certificate of incorporation, which expressly empowers our board to amend our bylaws. Adopting a bylaw provision that is in violation of our certificate of incorporation may result in us violating Delaware law and is not in the best interests of our stockholders.

This proposal is not in the best interests of our stockholders

Our board of directors has determined that this proposal is not in the best interests of our stockholders for the reasons stated above.

Vote Required

The stockholder proposal regarding certain limitations on future amendments to our bylaws, if properly presented at the meeting, must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no impact on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

REPORT OF THE AUDIT AND RISK COMMITTEE

The audit and risk committee of the board of directors currently comprises three independent directors as required by The Nasdaq Global Select Market listing rules and the rules and regulations of the SEC. The audit and risk committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate.

The members of the audit and risk committee are currently Gregory Sessler (chair), Steve Sanghi and Meera Rao. Each of the members of the audit and risk committee is an “independent director” as currently defined in Rules 5605(c)(2)(A)(i) and (ii) of The Nasdaq Global Select Market listing standards and Rule 10A-3 of the Exchange Act. The board of directors has also determined that Mr. Sessler is an “audit committee financial expert” as described in applicable rules and regulations of the SEC.

The audit and risk committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit and risk committee is responsible for monitoring and overseeing these processes.

The audit and risk committee held six meetings during 2022. The meetings were designed to provide information to the audit and risk committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit and risk committee, management and our independent registered public accounting firm for fiscal year 2022, Ernst & Young, LLP. Management represented to the audit and risk committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit and risk committee reviewed and discussed the audited financial statements for fiscal year 2022 with management and the independent registered public accounting firm. The audit and risk committee also instructed the independent registered public accounting firm that the audit and risk committee expects to be advised if there are any subjects that require special attention.

The audit and risk committee discussed with the independent registered public accounting firm the matters required to be discussed by the independent registered accounting firm with the audit and risk committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The audit and risk committee has also received the written disclosures and the letter from the independent registered public accounting firm, Ernst & Young, LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit and risk committee concerning independence, and has discussed with Ernst & Young, LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit and risk committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

The audit and risk committee of the board of directors of Impinj, Inc.:

Gregory Sessler (Chair)

Steve Sanghi

Meera Rao

This audit and risk committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Impinj, Inc. under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Impinj, Inc. specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of April 19, 2023. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Executive Officers
Chris Diorio, Ph.D.	61	Director, Chief Executive Officer and Vice Chair
Cary Baker	47	Chief Financial Officer
Jeff Dossett	62	Chief Revenue Officer
Hussein Mecklai	50	Chief Operating Officer
Cathal Phelan	59	Director and Chief Innovation Officer

There are no family relationships among any of the directors or executive officers.

Executive Officers

Chris Diorio, Ph.D. See the section entitled “Board of Directors and Corporate Governance—Nominees for Director.”

Cary Baker has served as our chief financial officer since February 2020. Prior to joining us, Mr. Baker was senior vice president, chief financial officer and treasurer of RealNetworks, Inc. from May 2017 to February 2020. From February 2015 to April 2017, he served as chief financial officer of HEAT Software, Inc., and from March 2014 to October 2016, Mr. Baker also served as chief financial officer of NetMotion Software, an affiliate of HEAT Software, Inc. From May 2010 to November 2013, he also held key financial leadership roles at Clearwire Corporation, including most recently as vice president, finance. Mr. Baker’s earlier experience includes financial leadership roles at Boost Mobile and Sprint Corporation. Mr. Baker holds an M.B.A. from the Kelley School of Business at Indiana University and a B.S. in finance from the University of Idaho.

Jeff Dossett has served as our chief revenue officer since June 2020. Prior to his promotion to chief revenue officer, Mr. Dossett served as our executive vice president of sales and marketing from January 2018 to June 2020. Previously, he served as our senior vice president of marketing and business development from May 2017 to December 2017. Prior to joining us, Mr. Dossett was a strategic advisor for GOOD Worldwide Inc., a global media brand and social impact company, from January 2007 to July 2017 and served as chief executive officer of GOOD Worldwide Inc. from March 2016 to October 2016. From December 2013 to March 2015, he served in various roles at Porch, Inc., an online home services platform, including head of partnerships, corporate development and interim chief financial officer. From October 2010 to May 2013, he served as executive vice president responsible for partnerships and revenue, and from May 2013 to December 2013 as chief revenue officer of Leaf Group Inc. (formerly known as Demand Media Inc.), a publicly traded content company. Mr. Dossett received a B.A. in business management and general management from Ivey Business School at Western University.

Hussein Mecklai has served as our chief operating office since February 2022. Prior to his promotion to chief operating officer, Mr. Mecklai had served as our executive vice president, engineering since February 2019. Previously, Mr. Mecklai held various positions at Intel Corporation from 2013 to 2018, including vice president, platform engineering group and general manager, product architecture group from February 2016 until December 2018. Mr. Mecklai received a B.S. in electrical engineering from Lafayette College, and a M.S. in electrical engineering from Lehigh University.

Cathal Phelan. See the section entitled “Board of Directors and Corporate Governance—Nominees for Director.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Business

Our vision is a boundless Internet of Things, in which every physical item that businesses manufacture, transport and sell, and that people own, use and recycle, is wirelessly connected to a digital counterpart—a digital twin—in the cloud. Our mission is to connect every thing. We design and sell a platform that enables that wireless item-to-cloud connectivity and with which we and our partners innovate Internet of Things, or IoT, solutions.

Today, our platform connects tens of billions of everyday physical items. That connectivity helps businesses discover, engage and protect those items from manufacturing through point-of-sale. We envision broadening our platform’s reach from billions of items to trillions, and extending that item connectivity to consumer use and end-of-life recycling, thereby allowing not just businesses, but also people, to derive value from their connected items.

The item connectivity that our platform delivers today improves efficiencies for retailers, supply chain and logistics providers, airlines, automobile manufacturers, healthcare companies and more. We believe the IoT we are driving toward will, in the future, provide businesses and people with ubiquitous access to digital twins of every item they care about, storing each item’s history and current owner, and helping people explore and learn about the item. We believe that that connectivity will transform the world.

2022 Business Highlights

Fiscal year 2022 was an exceptional year for us marked by significant achievements in revenue and operating results. Among our achievements were:

•	Revenue. Total revenue was $257.8 million, up 35% from $190.3 million in 2021.

•	GAAP gross margin. Total GAAP gross margin was 53.5%, up from 52.0% in 2021.

•	GAAP net loss. Total GAAP net loss was $24.3 million, an improvement from a net loss of $51.3 million in 2021.

•	Adjusted EBITDA.* Total adjusted EBITDA was $28.9 million, up from $9.1 million in 2021.

•	Non-GAAP net income.* Total non-GAAP net income was $26.3 million, up from $6.4 million in 2021.

•

Total Shareholder Return. Our one- and three-year cumulative total shareholder return (“TSR”) was 23.9% and 322.2%, respectively—outperforming both the PHLX Semiconductor Index (one-year: -34.9%; three-year: 43.0%) and the S&P Semiconductor Select Industry Index (one-year: -30.7%; three-year: 61.0%) over the same periods.

*	Non-GAAP financial measure. For more information, see “Other Matters—Explanation of Non-GAAP Financial Measures” on page 60.

These achievements were the result of the extraordinary efforts of all of our employees, including our named executive officers. Further, we attained these results despite ongoing headwinds caused by the COVID-19 pandemic and related external supply chain shortages.

Our Response to the 2022 Stockholder Advisory Vote on Executive Compensation

Last year, 2022, was the first year in which we included a stockholder advisory vote on executive officer compensation in our proxy (the “Say-on-Pay” vote). Although stockholders approved our proposal in the Say-on-Pay vote, the favorable 53% vote was disappointingly low.

The low vote caused us to undertake a concerted effort in late 2022 and early 2023 to engage with stockholders to better understand their concerns around our executive compensation structure, practices and disclosures. We contacted stockholders representing more than 50% of our outstanding shares, and including our top ten stockholders, and hosted calls seeking to engage these stockholders in discussions on executive compensation among other topics.

Summary of Feedback from Stockholders and Our Response

Through our stockholder engagement effort in response to the low Say-on-Pay vote, and through consultation with independent compensation consultants, the compensation committee arrived at a list of stockholder concerns and corresponding recommendations for action.

Summarized here are those concerns, as well as descriptions of the actions the compensation committee took in response. Actions were taken after the 2022 annual meeting, so in some cases they affected 2023 compensation as 2022 decisions had already been made. The company addressed every material concern raised by investors in this process.

What we heard from stockholders	Our response
The Company should disclose quantified threshold, target and maximum goals of our bonus plan, and actual results.

For 2022, we adopted bonus plan goals based on financial metrics that we already publicly disclose, namely revenue and adjusted EBITDA. These goals applied to 100% of each executive’s bonus opportunity and even at threshold levels, they required significant year-over-year growth.

We now disclose threshold, target and maximum levels in detail. Relying on publicly disclosed bonus metrics enables greater transparency into the goals and attainment of the executive bonus plan without disclosing competitively sensitive information.

Use of equity as consideration for the bonus program was disfavored.	For 2022, our bonus plan was paid 50% in cash and 50% in equity, and our 2023 bonus plan will be paid 100% in cash. This transition to use 100% cash and no equity to fund our bonus plan was intentional as we were more consistently cash-flow positive.

The use of discretion in determining attainment above target under the 2021 bonus plan was concerning.	For 2022, no discretion was exercised in determining the bonus plan attainment / funding.

A greater percentage of executive officers’ equity awards should be performance based.	Beginning in 2023, we increased the proportion of performance-based equity grants to comprise at least 50% of our executives’ equity compensation.

Performance based compensation should be measured over a longer performance period.	For 2023, we modified the relative TSR PSU period to be 3 years versus a 50/50 mix of 2- and 3-years used in the 2021 and 2022 TRS transition.

The Company should adopt a clawback policy.	Following the 2022 annual meeting, we adopted a formal clawback policy for executive officers.

The Company should adopt stock ownership guidelines to better align the interests of executive officers and stockholders.	Following the 2022 annual meeting, we adopted stock ownership guidelines for our board members and executive officers.

Our Commitment to Compensation Best Practices

Our responses to the feedback we received after our Say-on-Pay vote reflect our belief in the value of engaging stockholders to improve the structure and administration of our compensation programs as we mature as a business and as a public company.

In March 2023, our compensation committee and board made compensation decisions that continue to reflect the enhancements we made to our compensation programs and stock ownership expectations based on feedback we received from stockholders in connection with the Say-on-Pay vote. These include the following:

✓	Our 2023 bonus plan again utilizes publicly disclosed metrics (i.e., revenue and adjusted EBITDA) to measure attainment of 80% of the overall opportunity for each named executive officer.

✓	We will pay the 2023 bonus plan 100% in cash; we will not use equity in the bonus plan.

✓	We have shifted our mix of time- and performance-based equity awards to 50/50 and will measure it over a 3-year, not a 2- and 3-year, performance period.

✓	We added a clawback policy to our compensation program.

✓	We established stock-ownership guidelines for our named executive officers and board members.

Our Process for Setting Executive Officer Compensation

The compensation committee is primarily responsible for setting the compensation of our executive officers, including our named executive officers. Its responsibilities include determining (i) the value for each element of our executive officers’ direct compensation, (ii) the structure, metrics, and targets we use for our performance-based compensation elements and (iii) the group of companies we use to evaluate market rates for compensation. When discharging its responsibilities, the compensation committee relies on input from our management and its independent compensation consultant, Compensia, whose roles are discussed below. After its review and evaluation of input from our management and compensation consultant, the compensation committee sets the compensation for our executive officers (other than Dr. Diorio), and recommends to our board of directors the compensation to be paid to Dr. Diorio. Our board of directors approves the compensation to Dr. Diorio following deliberation.

Our management provides our compensation committee with its perspectives on certain aspects of our executive officers’ compensation, including the metrics and targets used in our performance-based compensation elements and the companies that constitute our compensation peers. Additionally, for each executive officer, Dr. Diorio recommends an amount of each element of compensation for such named executive officer to the compensation committee based on his review of the executive officers’ performance and market data for that executive officers’ role and scope of responsibility. Dr. Diorio does not review his compensation; rather, the compensation committee does so, based on performance and market data. Further, none of our named executive officers, including Dr. Diorio, participate in such deliberations by our board of directors or the compensation committee on their compensation.

For 2022, our compensation committee engaged Compensia, a national executive compensation consulting firm. In connection with engaging Compensia, the compensation committee considered the independence factors established by The Nasdaq Global Select Market and the SEC, and concluded that the engagement did not create any conflicts of interest and that Compensia was independent. Compensia supported the compensation committee by providing input on the compensation of certain officers, including our named executive officers and our non-employee directors. Specifically, our compensation committee directed Compensia to:

•	update the peer group used to determine the competitive market for executive and director compensation;

•	review our executive compensation philosophy;

•	assess the competitiveness of our executive compensation program;

•	assess long-term incentive practices for executives, including the terms of equity awards whose vesting is tied to our relative total stockholder return (“TSR”);

•	assess the competitiveness of our director compensation program; and

•	review and provide input on compensation-related policies including stock ownership guidelines and clawback policy.

Compensation Corporate Governance

We strive to adhere to good corporate governance practices in our compensation processes. All members of our compensation committee are independent. We work with an independent compensation consultant who is knowledgeable of good governance practices generally and has a current, objective view of the relevant market for leadership talent. We link rewards with performance and achievement. We are careful to structure our compensation programs to avoid inappropriate risk taking. Finally, we follow a balanced compensation philosophy that is aligned with our company’s values.

Our Compensation Philosophy

Our compensation philosophy is to provide a competitive, reasonable total pay package that allows us to attract and retain the most qualified individuals to lead our business, while rewarding them largely based on our short-term and long-term financial performance, and for increasing value for our stockholders.

Our compensation committee aimed to pay our named executive officers in 2022 primarily with equity rather than cash, thereby focusing our executive officers on increasing our company’s value over the long-term and aligning their interests with those of our stockholders. Additionally, the compensation committee continued to utilize at-risk, performance-based equity compensation as a significant component of our executive officers’ compensation for 2022, so that our executive officers will realize meaningful portions of their compensation only if our company performs at a high level.

Considerations in Setting Executive Officer Compensation

Our compensation committee primarily relied on its subjective consideration of various factors to set the amounts of our executive officers’ compensation in 2022. The compensation committee evaluated each executive officer’s performance and scope of responsibility, and considered the historical compensation paid by us along with internal pay parity considerations. The compensation committee also reviewed how our peer companies (as discussed below) pay executives with similar responsibilities. The compensation committee also considered the recommendations of Dr. Diorio (except with respect to his own compensation).

In setting the 2022 compensation for our executive officers, our compensation committee selected, and reviewed compensation data from a group of 19 public companies that generally satisfied criteria based on review of relative industry and complexity of business and scope factors including revenue (focusing on companies up to 2.5x our revenue), strong revenue growth, market capitalization (focusing on companies up to 3.0x our market capitalization), and other considerations including company stage / time from IPO and headcount. These 19 companies are listed below.

ACM Research	Digi International	nLight
Ambarella	Digimarc	Ooma
Boingo Wireless	Inseego	ORBCOMM
CalAmp	Lattice Semiconductor	PDF Solutions
Cambium Networks	MaxLinear	SiTime
CEVA	Mesa Laboratories	Sumo Logic
Digi International	Mitek Systems

Our compensation committee also reviewed executive compensation data from companies with similar market capitalizations, based on publicly available information filed with the SEC, and broader technology company survey data. In setting each executive officer’s compensation, our compensation committee did not determine compensation amounts based solely on a comparison against certain compensation percentiles within the peer group data. Rather, the compensation committee used the peer group data to obtain a general understanding of the practices of our compensation peers and then relied on its judgment, including consideration of the factors described above in totality, to set an executive officer’s compensation.

Elements of Our Named Executive Officers’ Compensation

The table below describes the principal elements of our executive compensation program in 2022. Each named executive officer is eligible for these compensation elements annually.

Element	Description	Objective
Base salary	Cash payment at regular intervals	• Provide a guaranteed level of income

Annual bonus	Annual payment (for 2022, 50% granted in the form of RSUs) earned based on our achievement of revenue and adjusted EBITDA	• Provide the opportunity to earn additional compensation by achieving certain annual company goals

RSU awards	RSU grants that vest into shares of our common stock typically over four years	• Align officer’s and stockholders’ interests by rewarding the creation of long-term stockholder value • Long-term retention through use of a multi-year vesting schedule

Performance stock unit, or PSU, awards	PSU grants that vest and settle in shares of our common stock (for 2022, at the end of two or three-years) based on our achievement of TSR as compared to the S&P Semiconductor Select Industry Index over the period	• Incentivize long-term company achievements • Align officer’s and stockholders’ interests by rewarding the creation of long-term stockholder value

Base Salary

In March 2022 the Board of Directors approved the increase in base salary for Dr. Diorio, taking into consideration the recommendations of the compensation committee. The base salary change was effective April 3, 2022. In February 2022, our Board of Directors approved the promotion of Mr. Mecklai to the role of Chief Operating Officer, effective February 6, 2022, and approved a new annual base salary for Mr. Mecklai. In March 2022, our compensation committee approved increases in base salaries for our two other named executive officers, Cary Baker and Jeff Dossett, taking into consideration the high-level of competency they demonstrate in their roles, the recommendations of Dr. Diorio, and changes needed to bring their base salaries closer in line with peer companies (as discussed above) for their roles. The base salary changes were effective April 3, 2022.

NEO	2021 Base Salary Rate Per Annum	2022 Base Salary Rate Per Annum
Chris Diorio, Ph.D.	$380,000	$400,000
Cary Baker	$345,000	$360,000
Jeff Dossett	$300,000	$315,000
Hussein Mecklai	(1)	$390,000

(1)	Mr. Mecklai began serving as Chief Operating Officer effective February 6, 2022. His base salary for 2021 for his prior role with our company has been excluded from the table above.

2022 Bonus Plan

Our 2022 Bonus Plan (the “2022 Bonus Plan”) is designed to incentivize our employees, including our named executive officers, to achieve certain key annual financial metrics. 50% of any payout under the 2022 Bonus Plan is provided in cash and 50% is provided in the form of RSUs rather than cash to further align the interests of our executives and our stockholders. For the 2022 Bonus Plan, Dr. Diorio’s target bonus opportunity as a percentage of their base salary was increased from 100% to 125%. The target bonus opportunity for all other named executive officers was unchanged from 2021.

As noted above, the percentage of earned bonuses payable in RSUs (“2022 Bonus RSUs”) is 50% for participants in our 2022 Bonus Plan, including our named executive officers, with the other 50% being payable in cash. This is a change from the bonus plans in 2020 and 2021 in which 100% of earned bonuses were payable in RSUs. In February 2022, the compensation committee approved this structure and approved the grant of the 2022 Bonus RSUs for the named executive officers, and the board of directors approved the grant of the 2022 Bonus RSUs for Dr. Diorio in March 2022.

The table below shows each named executive officer’s 2022 Bonus Plan target opportunity expressed as a dollar amount, a percentage of his 2022 base salary, and as a target number of 2022 Bonus RSUs that were granted.

Named Executive Officer	2022 Bonus Plan Target Opportunity	Percentage of 2022 Base Salary	2022 Bonus Plan Target Opportunity (Cash Amount at Target)	2022 Bonus Plan Target Opportunity (2022 Bonus RSUs at Target)(1)
Chris Diorio	$400,000	125%	$250,000	3,367
Cary Baker	$360,000	65%	$117,000	1,576
Jeff Dossett	$315,000	100%	$157,500	2,121
Hussein Mecklai	$390,000	75%	$146,250	1,970

(1)

50% of each bonus payable under the 2022 Bonus Plan is paid out in cash and 50% is paid out in RSUs. The number of 2022 Bonus RSUs at target equals 50% of the named executive officer’s 2022 Bonus Plan Target Opportunity, divided by $74.27, the average trading price for a share of our Common Stock over the period (i) beginning on the date that was 10 trading days prior to the announcement of our quarterly earnings for the fiscal quarter immediately prior to the grant date of such award (which earnings announcement date was February 9, 2022) and (ii) ending on the trading date that was nine trading days after such announcement. This methodology for converting value into a number of units is consistent with our standard equity practices as then-in effect.

Our 2022 Bonus Plan had a potential payout ranging from zero to 200% of a named executive officer’s target. The payout depended on our achievement of revenue and adjusted EBITDA goals. Minimum and target payout thresholds were $207.9 million and $231 million, respectively, for revenue, representing a 9.2% and 21.4% increase, respectively, over 2021 actual results. Minimum and target payout thresholds were $2.1 million and

$8.3 million, respectively, for Adjusted EBITDA. Adjusted EBITDA represented 25% of weighting up to 125% of a participant’s target bonus, with revenue representing 75% of weighting up to such 125% threshold. If adjusted EBITDA was achieved at $10 million, then the remaining 75% of a participant’s bonus opportunity would be determined solely based on achievement of revenue goals, with a 200% total payout achieved at revenue of $280 million, representing 47% year-over-year growth, but only if the $10 million adjusted EBITDA threshold was met. Payouts between the various thresholds, including between the target (125%) and maximum (200%) levels based on revenue (after $10 million adjusted EBITDA was achieved), were to be computed by linear interpolation.

Following the completion of the 2022 performance period, the compensation committee reviewed our performance across the predetermined financial performance goals detailed above to determine the amounts to be paid to all plan participants, including our named executive officers. The compensation committee determined that the actual adjusted EBITDA of $28.9 million meant that the adjusted EBITDA goal was achieved at the maximum 125% of target and that overall bonus achievement, taking into account actual revenue of $257.8 million, representing 35.5% year-over-year growth, meant that the overall goal was achieved at 155% of target. The compensation committee exercised no discretion to increase the total payout percentage under the 2022 Bonus Plan.

Adjusted EBITDA is a non-GAAP financial measure. For more information, see “Other Matters—Explanation of Non-GAAP Financial Measures” on page 60.

The table below shows each named executive officer’s bonus opportunities at target, the actual payout percentage, and the amounts earned under the 2022 Bonus Plan.

NEO	2022 Bonus Plan Target Opportunity (Cash Amount at Target)	2022 Bonus Plan Target Opportunity (Bonus RSU at Target)	2022 Payout Percentage	Amount Earned under 2022 Bonus Plan	Cash Amount Earned under 2022 Bonus Plan
Chris Diorio	$250,000	3,367	155%	5,218	$387,459
Cary Baker	$117,000	1,576	155%	2,442	$181,333
Jeff Dossett	$157,500	2,121	155%	3,287	$244,125
Hussein Mecklai	$146,250	1,970	155%	3,053	$226,629

Equity Compensation

Starting in 2021, our compensation committee and board of directors eliminated stock options from the mix of equity granted to our named executive officers, and instead introduced a performance-based restricted stock unit (“PSU”) program. The compensation committee and board of directors made this change after reviewing equity grant practices at peer companies and in the broader technology company market and assessing the incentive and retentive value of a PSU program. For fiscal 2022, each named executive officer received two-thirds of his annual equity in the form of RSUs and one-third in the form of PSUs, consistent with the mix of RSUs and PSUs among our peer companies.

The table below sets forth, for each named executive officer, the target number of PSUs, the number of RSUs, and the grant date fair value of such awards. For more information on these equity grants, see “—Grants of Plan-Based Awards” below.

NEO	Target Number of PSUs	Number of RSUs	Target 2022 Equity Compensation
Chris Diorio	20,750	41,500	$4,397,755
Cary Baker	6,250	12,500	$1,324,625
Jeff Dossett	7,500	15,000	$1,589,550
Hussein Mecklai	12,500	25,000	$2,649,250

In sizing our named executive officers’ 2022 equity awards, our compensation committee considered the factors described under the section entitled “Considerations in Setting Executive Officer Compensation” above, including an assessment of peer group data to gain an understanding of target equity compensation for our compensation peers’ executives. The compensation committee also sought to grant a combination of RSUs and PSUs to balance the three considerations of driving strong shareholder returns, aligning our named executive officers’ interests with our stockholders’ interests, and retention.

PSU awards. 2022 PSU awards measure our TSR relative to the S&P Semiconductor Select Industry Index (the “Index”). For 50% of the target number of PSUs, our relative TSR is measured over a two-year performance period, from January 1, 2022 through December 31, 2023. For the other 50% of the target number of PSUs, our relative TSR is measured over a three-year performance period, from January 1, 2022 through December 31, 2024. Beginning and ending TSRs for us and each company in the Index are calculated using a 30-day average of closing stock prices preceding the relevant date, as adjusted to reflect dividends reinvested on each ex-dividend date during the applicable 30-day period (or, in the case of the ending price, the full performance period).

The number of units that are earned after each performance period is determined according to the following table, using linear interpolation to determine vesting between the given percentile ranks. The earned units vest on March 1st following the end of the applicable performance period, and subject to the named executive officer’s continued service with us through the applicable vesting date.

	Applicable Percentage of Target PSUs That Vest
Percentile rank	If our TSR is positive	If our TSR is negative
Below 25th percentile	0%	0%
40th percentile	50%	50%
55th percentile	100%	100%
85th percentile and above	200%	100%

In the event of a “change in control” before the end of the performance period, performance will be measured by comparing the price being paid for a share of the Company’s common stock in such change in control to the TSR of the Index as of the third day prior to the change in control, each as adjusted for dividends during the performance period. Any earned RSUs as a result of performance achievement described in the previous sentence will vest as follows: a pro-rated amount of such earned RSUs will vest on the change in control based on the number of whole months served during the applicable performance period and the remaining earned portion of the award will vest quarterly through the end of the original performance period, subject to continued service, and further subject to any vesting acceleration under his change of control severance agreement. For more information, see the section entitled “Agreements with our Named Executive Officers” below.

RSU awards. One quarter of each named executive officer’s 2022 RSU award will vest on March 23, 2023, and one sixteenth of the award will vest quarterly thereafter, such that the entire award will be vested by April 2026, subject to the named executive officer’s continued service on each applicable vesting date.

As described in the “2022 Bonus Plan” section above, in 2022, each named executive officer also received Bonus RSUs under the 2022 Bonus Plan.

Defined Contribution Plans

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of the month on or following the date they begin employment, and participants are able to defer up to 100% of their eligible compensation. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants. In 2021, we adopted a discretionary company match equal to 50% of an employee’s contributions, up to 6% of eligible pay; matching contributions are subject to a three-year vesting requirement. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

The compensation committee believes that matching contributions assist us in attracting and retaining talented employees and executives. The 401(k) plan provides an opportunity for participants to save money for retirement on a tax-deferred basis and to achieve financial security, thereby promoting retention.

Other Benefits Available to Our Named Executive Officers

In addition to the elements of compensation described above, our named executive officers are also eligible to receive other standard employee benefits. In 2022, we paid for life insurance premiums for each of our named executive officers. No named executive officer received any additional perquisites in 2022.

Agreements with our Named Executive Officers

We have entered into employment agreement with each of our named executive officers. Each named executive officer is an “at-will” employee, receives a base salary, has the opportunity to earn an incentive award under the 2022 Bonus Plan, is eligible to receive equity grants, and is eligible to receive our standard employee benefits. The details of our employment agreements with our named executive officers are as follows:

Chris Diorio, Ph.D.

We entered into an employment agreement with Dr. Diorio, our co-founder, vice-chair and chief executive officer, dated March 16, 2007, as amended and restated as of December 19, 2008 and as amended on February 20, 2009. This agreement has no specific term and constitutes at-will employment.

Under the terms of Dr. Diorio’s employment agreement, if Dr. Diorio’s employment is terminated other than for death, Cause or Disability (each as defined in his amended and restated employment agreement), or he resigns for Good Reason (as defined in his amended and restated employment agreement), he will be eligible to receive the following benefits if he (i) timely signs and does not revoke an effective release of claims within 120 days following termination and (ii) continues to comply with the non-competition and non-solicitation provisions in his employment agreement:

•

continued payment of base salary for a period of six months (or 12 months, if his termination occurs within 12 months following a Change of Control) (as defined in his amended and restated employment agreement);

•	lump sum payment equal to 50% of annual base salary if his termination occurs within 12 months following a Change of Control;

•	pro-rated portion of any earned annual target performance bonus;

•

reimbursement by us for up to six months of COBRA premiums to continue health insurance coverage for him and his eligible covered dependents or taxable monthly payment equal to such premium amount in lieu of such reimbursement for six months following his termination of employment;

•	accelerated vesting of 25% of the then unvested portion of outstanding equity awards (100% if his termination occurs within 12 months following a Change of Control); and

•	extension of the exercise period for outstanding vested stock options by up to one year following termination.

Cary Baker

We entered in an employment agreement with Mr. Baker, dated January 9, 2020 to serve as our Chief Financial Officer. The agreement does not have a specific term and provides that Mr. Baker is an at-will employee.

If we terminate Mr. Baker’s employment for reasons other than for Cause (as defined in his employment agreement), death or Disability (as defined in his employment agreement) or Mr. Baker resigns for Good Reason (as defined in his employment agreement), then, subject to the execution and non-revocation of a release of claims in the form provided by us and compliance with the restrictive covenants set forth therein, Mr. Baker will be eligible to receive:

•	severance pay at a rate equal to his base salary rate then in effect for six months from the date of termination;

•	the pro-rated portion of any earned annual target performance bonus;

•

reimbursement by the Company for up to six months of COBRA premiums for Mr. Baker and his eligible dependents, if Mr. Baker timely elects health insurance continuation through COBRA, or taxable monthly payments of an equivalent amount for six months following the termination date in lieu of COBRA premium reimbursements; and

•

accelerated vesting of 25% of then unvested portion of outstanding equity awards (100% if his termination occurs within 12 months following a “change of control” (as defined in his employment agreement)).

Jeff Dossett

We entered in an employment agreement with Mr. Dossett, dated April 28, 2017. The agreement has no specific term and constitutes at-will employment.

Under the terms of Mr. Dossett’s employment agreement, if Mr. Dossett’s employment is terminated other than for death, Cause or Disability (each as defined in his employment agreement), or he resigns for Good Reason (as defined in his employment agreement), he will be eligible to receive the following benefits, if he timely signs and does not revoke an effective release of claims within 120 days following termination and continues to comply with the non-competition and non-solicitation provisions in his employment agreement:

•	continued payment of base salary for a period of six months;

•	pro-rated portion of any earned annual target performance bonus;

•

reimbursement by us for up to six months of COBRA premiums to continue health insurance coverage for him and his eligible covered dependents or taxable monthly payment equal to such premium amount in lieu of such reimbursement for six months following his termination of employment; and

•

accelerated vesting of 100% of the then unvested portion of outstanding equity awards if his termination occurs within six months following a Change of Control (as defined in his employment agreement).

Hussein Mecklai

We entered in an employment agreement with Mr. Mecklai, dated November 13, 2018. The agreement has no specific term and constitutes at-will employment.

Under the terms of Mr. Mecklai’s employment agreement, if we terminate Mr. Mecklai’s employment for reasons other than for Cause (as defined in his employment agreement), death or Disability (as defined in his employment agreement) or Mr. Mecklai resigns for Good Reason (as defined in his employment agreement), then, subject to the execution and non-revocation of a release of claims in the form provided by us and compliance with the restrictive covenants set forth therein, Mr. Mecklai will be eligible to receive:

•	severance pay at a rate equal to his base salary rate then in effect for six months from the date of termination;

•	pro-rated portion of any earned annual target performance bonus;

•

reimbursement by the Company for up to six months of COBRA premiums for Mr. Mecklai and his eligible dependents, if Mr. Mecklai timely elects health insurance continuation through COBRA, or taxable monthly payments of an equivalent amount for six months following the termination date in lieu of COBRA premium reimbursements; and

•

accelerated vesting of 25% of then unvested portion of outstanding equity awards (100% if his termination occurs within 12 months following a “change of control” (as defined in his employment agreement)).

For purposes of the agreements with Dr. Diorio, Mr. Baker, Mr. Dossett, and Mr. Mecklai, the following definitions generally apply:

•	“Cause” generally means the named executive officer’s:

(1)	conviction of a felony;

(2)	commission of any act of fraud with respect to us;

(3)	intentional misconduct that has a material adverse effect upon our business;

(4)	breach of any of his fiduciary obligations as our officer or of any contractual obligation that he has to us, in either case where the breach has a material adverse effect on our business;

(5)

willful misconduct or gross negligence in performance of his duties under the named executive officer’s employment agreement or amended and restated employment agreement (as applicable), including his refusal to comply in any material respect with the legal directives of the board of directors so long as such directives are not inconsistent with his position and duties; or

(6)	death or disability.

However, prior to any termination of the named executive officer’s employment for Cause defined in clauses (3), (4) or (5) above, we shall give written notice to him of the actions or omissions deemed to constitute the Cause event, and if it is possible to cure the specified default, he shall have a period of not less than 30 days in which to cure the specified default in his performance.

•

“Good Reason” applied to Dr. Diorio generally means his resignation that is effective within two years following the expiration of our cure period (discussed below) following the occurrence of one or more of the following events without his consent:

(1)	a material reduction of his base salary;

(2)

the assignment to him of any duties, or the reduction of his duties, either of which results in a material diminution in his authority, duties or responsibilities with us in effect immediately prior to such assignment or reduction, or his removal from such position and responsibilities, unless he is provided with comparable authority, duties or responsibilities; provided that, neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control in terms of job duties, responsibilities and requirements shall constitute a material reduction in job responsibilities; or

(3)

a material change in the geographic location at which he must perform services (his relocation to a facility or a location less than 50 miles from his then-present location shall not be considered a material change in geographic location).

He will not resign for “Good Reason” without first providing us with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice.

•

“Good Reason” applied to Messrs. Baker, Dossett and Mecklai generally means the named executive officer’s resignation that is effective within two years following the expiration of our cure period (discussed below) following the occurrence of one or more of the following events without his consent:

(1)

a material reduction of his base salary (the reduction of base salary by less than 10% from his then-present base salary level shall not be considered a material reduction); provided that, an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary reduction shall not constitute such a material reduction;

(2)

the assignment to him of any duties, or the reduction of his duties, either of which results in a material diminution in his authority, duties or responsibilities with us in effect immediately prior to such assignment or reduction, or his removal from such position and responsibilities, unless he is provided with comparable authority, duties or responsibilities; provided that, neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control in terms of job duties, responsibilities and requirements shall constitute a material reduction in job responsibilities; or

(3)

a material change in the geographic location at which he must perform services (his relocation to a facility or a location less than 50 miles from his then-present location shall not be considered a material change in geographic location).

Each of these named executive officers will not resign for “Good Reason” without first providing us with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice.

If any of the payments provided for under any of the employment agreements described above or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such named executive officers. No agreement described above requires us to provide any tax gross-up payments.

Certain Tax and Accounting Impacts of Our Named Executive Officer Compensation

We have not provided any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999 or 409A. Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.

Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for the chief executive officer and certain of our current and former highly compensated executive officers (collectively “covered employees”). While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the board of directors and compensation committee may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions.

We measure stock-based compensation expense for the equity awards granted to our named executive officers based on the grant date fair value of the awards, and we recognize the compensation expense over the requisite service period for the award, which is typically four years. We account for forfeitures as they occur. With respect to PSUs, the number of PSUs that ultimately vests will depend on the extent to which we achieve specified fiscal year financial performance metrics. We record compensation expense each period on a straight-line basis based on our estimate of the most probable number of PSUs that will vest and recognize that expense over the requisite service period. For those PSUs that are linked to our relative TSR, we use a Monte Carlo simulation in estimating the fair value at grant date and recognize compensation cost over the implied service period.

Compensation and Risk

We have undertaken a risk review of our employee compensation plans and arrangements in which our employees (including our executive officers) participate, to determine whether these plans and arrangements have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. In our review, we considered numerous factors and design elements that manage and mitigate risk, without diminishing the effect of the incentive nature of compensation, including the following:

•	the design of our 2022 Bonus Plan and its reliance on measurable financial or business critical metrics;

•	ownership of a large percentage of our shares and equity-based awards by senior management; and

•	our practice of awarding long-term equity grants to our executives in order to directly tie the executive’s expectation of compensation to their contributions to the long-term value of the Company.

Based on our review, we concluded that any potential risks arising from our employee compensation programs, including our executive programs, are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report

Our compensation committee has reviewed the Compensation Discussion and Analysis provided above with management. Based on such review and discussion, our compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2022 and this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Umesh Padval, Chair

Gregory Sessler

Daniel Gibson

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Chris Diorio, Ph.D.	2022	394,999	4,000	4,617,789	—	—	12,458	5,029,246
Chief Executive Officer	2021	381,478	2,500	5,460,661	—	—	65,060	5,909,698
	2020	380,000	—	1,187,679	1,633,530	—	22,328	3,223,537
Cary Baker	2022	356,250	—	1,427,600	—	—	12,524	1,796,374
Chief Financial Officer	2021	343,797	—	1,850,662	—	—	10,059	2,204,518
	2020	289,908	—	2,617,246	1,399,913	—	—	4,307,067
Jeff Dossett	2022	311,250	1,462	1,728,179	—	—	7,487	2,048,378
Chief Revenue Officer	2021	291,014	—	2,670,975	—	68,608	8,913	3,039,510
	2020	260,000	—	933,780	490,059	229,153	4,373	1,917,365
Hussein Mecklai	2022	385,192	—	2,777,977	—	—	3,503	3,166,672
Chief Operating Officer	2021	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—

(1)

Effective as of April 3, 2022, the board of directors approved base salary adjustments for Dr. Diorio. Accordingly, Dr. Diorio’s salary for 2022 reflects the previously established salary level through April 2, 2022 and the new salary level from April 3, 2022 through December 31, 2022. Effective as of April 3, 2022, the compensation committee approved base salary adjustments for Mr. Baker and Mr. Dossett. Accordingly, Messrs. Baker’s and Dossett’s salaries for 2022 reflects the previously established salary level through April 2, 2022 and the new salary level from April 3, 2022 through December 31, 2022. Mr. Baker’s base salary for 2020 is prorated based on the number of days in which he was employed with us during the year. Effective as of February 6, 2022, the board of directors approved a new base salary for Mr. Mecklai in connection with his appointment as Chief Operating Officer. Accordingly, Mr. Mecklai’s salary for 2022 reflects the previously established salary level through February 5, 2022 and the new salary level from February 6, 2022 through December 31, 2022.

(2)

The dollar amounts in this column represent the aggregate grant-date fair value of restricted stock unit awards granted in 2022, 2021 and 2020, respectively. The grant-date fair value of restricted stock units subject to performance conditions, or PSUs, including those made under our 2022 Bonus Plan, 2021 Bonus Plan and our 2020 Bonus Plan, is based on the probable outcome of achievement of the performance conditions as of the grant date. Assuming the highest level of performance is achieved under the applicable performance, respectively, the maximum possible value of the 2022 PSUs, 2021 PSUs and 2020 PSUs, respectively, using the grant-date fair value is (i) for Dr. Diorio, $3,810,699, $5,280,845 and $516,679, (ii) for Mr. Baker, $1,221,199, $1,956,065 and $257,946, (iii) for Mr. Dossett, $1,495,557, $2,611,447 and $— and (iv) for Mr. Mecklai, $2,287,953 (2022 only). For a discussion of valuation assumptions, see the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2022.

(3)

The dollar amounts in this column represent the aggregate grant-date fair value of stock option awards granted in 2021 and 2020, respectively. We computed these amounts in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2022.

(4)	The amounts in this column represent commission-based incentives paid to Mr. Dossett. For more information, see the section entitled “Non-Equity Incentive Plan Compensation” below.

(5)	The dollar amounts in this column represent:

•

in 2022: (i) for Dr. Diorio, $4,751 in company-paid life insurance premiums and $7,707 in company-paid matching 401(k) contributions; (ii) for Mr. Baker, $3,374 in company-paid life insurance premiums and $9,150 in company-paid matching 401(k) contributions; (iii) for Mr. Dossett, $4,943 in company-paid life insurance premiums and $2,544 in company-paid matching 401(k) contributions; and (iv) for Mr. Mecklai $3,503 in company-paid life insurance premiums.

•

in 2021: (i) for Dr. Diorio, $56,324 as a cash payment for accrued but unused paid time-off (PTO) in connection with our transition to an unlimited PTO policy, $4,386 in company-paid life insurance premiums and $4,350 in company-paid matching 401(k) contributions; (ii) for Mr. Baker, $5,709 in company-paid life insurance premiums and $4,350 in company-paid matching 401(k) contributions; and (iii) for Mr. Dossett, $4,563 in company-paid life insurance premiums and $4,350 in company-paid matching 401(k) contributions; and

•	in 2020, company-paid life insurance premiums.

PSUs

2022 Bonus Plan

For information on awards made under our 2022 Bonus Plan, see “Elements of our Named Executive Officers’ Compensation—2022 Bonus Plan.”

2021 Bonus Plan

For 2021, each participating named executive officer and other eligible employees received an award of PSUs with an award value at target equal to the employee’s annual target bonus when the PSUs were granted in March 2021. The number of PSUs was calculated by dividing the award value by the average trading price for a share of our common stock over the ten trading days before and after the date we announced fourth quarter earnings for the fiscal year immediately prior to the grant date of an award.

These PSUs vest based on our achievement of budgeted bookings and endpoint integrated circuit (“IC”) shipment goals (each weighted at 50%) for 2021. For the PSU grants made to our named executive officers, between the threshold and target level of achievement, 80% to 100% of their PSUs vest, and between the target and maximum level of achievement, 100% to 167.7% of their PSUs vest. Participating employees, including our participating named executive officers, must remain employed on a full-time basis with us through the vesting date in order to vest in the PSUs. Each vested PSU is settled in a share of our common stock.

Following the end of 2021, the compensation committee and board of directors reviewed our achievement against the budgeted bookings goal under the 2020 Bonus Plan and determined that 175% of each participating named executive officer’s PSUs were eligible to vest under the terms of the 2020 Bonus Plan. The fair value of such PSUs, based on the probable outcome of achievement of the performance conditions as of the grant date, is listed in the “Stock Awards” column of the Summary Compensation Table above. This does not reflect the amount realized by the participating named executive officer.

2021 Total Shareholder Return PSUs

2021 PSU awards measured our Total Shareholder Return (“TSR”) relative to the S&P Semiconductor Select Industry Index (the “Index”). For 50% of the target number of PSUs, our relative TSR was measured over a two-year performance period, from January 1, 2021 through December 31, 2022. For the other 50% of the target number of PSUs, our relative TSR will be measured over a three-year performance period, from January 1, 2021 through December 31, 2023. Beginning and ending TSRs for us and each company in the Index are calculated using a 30-day average of closing stock prices preceding the relevant date, as adjusted to reflect dividends reinvested on each ex-dividend date during the applicable 30-day period (or, in the case of the ending price, the full performance period).

The number of units that were earned after each performance period was determined according to the following table, using linear interpolation to determine vesting between the given percentile ranks. The earned units vested on March 1st following the end of the applicable performance period, and subject to the named executive officer’s continued service with us through the applicable vesting date.

	Applicable Percentage of Target PSUs That Vest
Percentile rank	If our TSR is positive	If our TSR is negative
Below 25th percentile	0%	0%
40th percentile	50%	50%
55th percentile	100%	100%
85th percentile and above	200%	100%

Grants of Plan-Based Awards

The following table sets forth each equity- and non-equity plan-based award granted to our named executive officers during the year ended December 31, 2022.

		Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Threshold (#)		Target (#)		Maximum (#)
Chris Diorio, Ph.D.	03/23/22	—	(3)	20,750	(3)	41,500	(3)		$1,685,315
	03/23/22	—						41,500	$2,712,440
	03/23/22	—	(4)	3,367	(4)	6,733	(4)		$220,034
Cary Baker	03/23/22	—	(4)	1,576	(4)	3,151	(4)		$102,975
	03/23/22	—	(3)	6,250	(3)	12,500	(3)		$507,625
	03/23/22	—						12,500	$817,000
Jeff Dossett	03/23/22	—						15,000	$980,400
	03/23/22	—	(4)	2,121	(4)	4,242	(4)		$138,629
	03/23/22	—	(3)	7,500	(3)	15,000	(3)		$609,150
Hussein Mecklai	03/23/22	—						25,000	$1,634,000
	03/23/22	—	(4)	1970	(4)	3,939	(4)		$128,727
	03/23/22	—	(3)	12,500	(3)	25,000	(3)		$1,015,250

(1)

The amounts in these columns represent service-based restricted stock units and are described in further detail above in the Compensation Discussion and Analysis and below in the “Outstanding Equity Awards at Fiscal Year End” table.

(2)

The dollar amounts in this column reflect the aggregate grant date fair value of the awards granted in fiscal year 2022. These amounts have been computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2022.

(3)

The amounts in these columns represent the number of performance stock units that may vest if performance goals are achieved over the 2022-2023 and 2022-2024 performance periods at the stated levels. There is no minimum threshold level applicable to these awards. For more information, see the section entitled “Compensation Discussion and Analysis—Elements of Our Named Executive Officers’ Compensation—Equity Compensation.”

(4)

The amounts in these columns represent the number of performance stock units that may vest if certain performance goals are achieved during a fiscal year 2022 performance period at the stated levels. There is no minimum threshold level applicable to these awards. For more information, see the section entitled “Compensation Discussion and Analysis—Elements of Our Named Executive Officers’ Compensation—2022 Bonus Plan.”

Option Exercises and Stock Vested

The following table sets forth information exercises of equity awards by our named executive officers for the year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Chris Diorio, Ph.D.	4,464	202,219	64,426	4,359,100
Cary Baker	12,000	748,614	37,799	2,775,062
Jeff Dossett	4,554	389,573	40,044	2,846,287
Hussein Mecklai	27,000	1,972,992	30,037	2,092,796

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2022.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Chris Diorio, Ph.D.	08/23/2016	46,661	(1)	—	$21.81	08/23/2026
	08/11/2017	97,039	(2)	—	$33.77	08/11/2027
	06/15/2018	135,536	(3)	—	$22.40	06/15/2028
	09/06/2019	53,385	(4)	9,115	$35.16	09/06/2029
	06/15/2020	62,500	(5)	37,500	$26.84	06/15/2030
	09/05/2019						11,719	(6)	1,279,480	(7)
	06/15/2020						9,375	(8)	1,023,563	(7)
	04/12/2021						31,250	(9)	3,411,875	(7)
	04/12/2021										25,000	(10)	2,729,500	(11)
	03/23/2022						41,500	(12)	4,530,970	(7)
	03/23/2022										6,733	(13)	735,109	(11)
	03/23/2022										20,750	(14)	2,265,485	(11)
Cary Baker	02/24/2020	27,499	(15)	17,501	$33.73	02/24/2030
	06/15/2020	1,812	(16)	4,688	$26.84	06/15/2030
	02/24/2020						18,750	(17)	2,047,125	(7)
	06/15/2020						4,688	(18)	511,836	(7)
	04/12/2021						9,375	(19)	1,023,563	(7)
	04/12/2021										7,500	(10)	818,850	(11)
	03/23/2022						12,500	(20)	1,364,750	(7)
	03/23/2022										3,151	(13)	344,026	(11)
	03/23/2022										6,250	(14)	682,375	(11)

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeff Dossett	05/16/2018	18,830	(21)	—	$17.33	05/16/2028
	05/16/2018	55,153	(22)	—	$17.33	05/16/2028
	06/15/2018	68,931	(23)	—	$22.40	06/15/2028
	10/31/2018	620	(24)	—	$19.60	10/31/2028
	07/31/2019	21,354	(25)	3,646	$36.20	07/31/2029
	06/15/2020	18,750	(26)	11,250	$26.84	06/15/2030
	07/31/2019						4,688	(27)	511,836	(7)
	06/15/2020						11,250	(28)	1,228,275	(7)
	04/12/2021						12,500	(29)	1,364,750	(7)
	04/12/2021										10,000	(10)	1,091,800	(11)
	03/23/2022						15,000	(30)	1,637,700	(7)
	03/23/2022										7,500	(13)	818,850	(11)
	03/23/2022										4,242	(14)	463,142	(11)
Hussein Mecklai	12/10/2018	76,916	(31)	—	$17.75	12/10/2028
	07/31/2019	1,041	(32)	1,459	$36.20	07/31/2029
	06/15/2020	1,302	(33)	4,688	$26.84	06/15/2030
	06/29/2020	781	(34)	2,813	$26.62	06/29/2030
	07/31/2019						1,875	(35)	204,713	(7)
	06/15/2020						4,688	(36)	511,836	(7)
	06/29/2020						2,813	(37)	307,123	(7)
	04/12/2021						10,938	(38)	1,194,211	(7)
	04/12/2021										8,750	(10)	955,325	(11)
	03/23/2022						25,000	(39)	2,729,500	(7)
	03/23/2022										12,500	(13)	1,364,750	(11)
	03/23/2022										3,939	(14)	430,060	(11)

(1)	One fourth of the shares subject to the option vested on August 23, 2017, and 1/48th of the shares subject to the grant shall vest each month thereafter.
(2)	One-fourth of the shares subject to the option vested on July 3, 2018, and 1/48th of the shares subject to the grant shall vest each month thereafter.
(3)	One-fourth of the shares subject to the option vested on June 11, 2019, and 1/48th of the shares subject to the grant shall vest each month thereafter.
(4)	One-fourth of the shares subject to the option vested on July 1, 2020, and 1/48th of the shares subject to the grant shall vest each month thereafter.
(5)	One-fourth of the shares subject to the option vested on June 15, 2021, and 1/48th of the shares subject to the grant shall vest each month thereafter.
(6)	One-fourth of the shares subject to the grant vested on July 1, 2020, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(7)

Reflects the market value of the number of RSUs set forth in the previous column as of December 30, 2022, based on a price of $109.18 per share, which was the closing price of our common stock as of that date.

(8)	One-fourth of the shares subject to the grant vested on June 15, 2021, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(9)	One-fourth of the shares subject to the grant vested on April 12, 2022, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.

(10)

The amounts shown represent the number of PSUs that may vest if performance goals are achieved at the target level over the 2021-2022 and 2021-2023 performance periods. For more information, see section entitled “Elements of Our Named Executive Officers’ Compensation—Equity Compensation.”

(11)

Reflects the market value of the number of PSUs set forth in the previous column as of December 30, 2022, based on a price of $109.18 per share, which was the closing price of our common stock as of that date.

(12)	One-fourth of the shares subject to the grant shall vest on March 23, 2023, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(13)

The amounts shown represent the number of PSUs that vest if performance goals are achieved at 200% of target performance. For more information, see section entitled “Elements of Our Named Executive Officers’ Compensation—Equity Compensation.”

(14)

The amounts shown represent the number of PSUs that may vest if performance goals are achieved at the target level over the 2022-2023 and 2022-2024 performance periods. For more information, see section entitled “Elements of Our Named Executive Officers’ Compensation—2021 Bonus Plan.”

(15)	One-fourth of the shares subject to the option vested on February 24, 2021, and 1/48th of the shares subject to the grant shall vest each month thereafter.
(16)	One-fourth of the shares subject to the option vested on June 15, 2021, and 1/48th of the shares subject to the grant shall vest each month thereafter.
(17)	One-fourth of the shares subject to the grant vested on February 24, 2021, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(18)	One-fourth of the shares subject to the option vested on June 15, 2021, and 1/16th of the shares subject to the option vest each quarter thereafter.
(19)	One-fourth of the shares subject to the grant vested on April 12, 2022, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(20)	One-fourth of the shares subject to the grant shall vest on March 23, 2023, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(21)	One fourth of the shares subject to the option vested on July 1, 2018, and 1/48th of the shares subject to the grant shall vest each month thereafter.
(22)	One fourth of the shares subject to the option vested on November 16, 2018, and 1/48th of the shares subject to the grant shall vest each month thereafter.
(23)	One-fourth of the shares subject to the option vested on June 11, 2019, and 1/48th of the shares subject to the grant shall vest each month thereafter.
(24)

This option vests based upon our achievement of revenue goals for 2018 and continued service through the date of certification of achievement. The revenue goals include threshold and target levels of achievement. Between the threshold and target level of achievement, a percentage of the shares subject to the option vest based on a percentage from 0% to 100% of targeted levels of achievement. On February 19, 2019, our board of directors determined that based on actual 2018 revenue, 6.2% of the shares subject to the option vested and the remaining shares were forfeited.

(25)	One-fourth of the shares subject to the option vested on July 31, 2020, and 1/48th of the shares subject to the grant shall vest each month thereafter.
(26)	One fourth of the shares subject to the option vested on June 15, 2021, and 1/48th of the shares subject to the grant shall vest each month thereafter.
(27)	One-fourth of the shares subject to the grant vested on July 31, 2020, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(28)	One-fourth of the shares subject to the grant vested on June 15, 2021, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(29)	One-fourth of the shares subject to the grant vested on April 12, 2022, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(30)	One-fourth of the shares subject to the grant shall vest on March 23, 2023, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(31)	One-fourth of the shares subject to the option vested on December 5, 2019, and 1/48th of the shares subject to the option shall vest each month thereafter.

(32)	One-fourth of the shares subject to the option vested July 31, 2020, and 1/48th of the shares subject to the option shall vest each month thereafter.
(33)	One-fourth of the shares subject to the option vested on June 15, 2021, and 1/48th of the shares subject to the option shall vest each month thereafter.
(34)	One-fourth of the shares subject to the option vested on June 15, 2021, and 1/48th of the shares subject to the option shall vest each month thereafter.
(35)	One-fourth of the shares subject to the grant vested on July 31, 2020, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(36)	One-fourth of the shares subject to the grant vested on June 15, 2021, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(37)	One-fourth of the shares subject to the grant vested on June 15, 2021, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(38)	One-fourth of the shares subject to the grant vested on April 12, 2022, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(39)	One-fourth of the shares subject to the grant shall vest on March 23, 2023, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.

Executive Employment Arrangements

Each of our named executive officers is an “at-will” employee. Employment agreements with our named executive officers provide for one or more of the following: annual base salary, an annual cash incentive payment targeted at a percentage of the named executive officer’s base salary, initial grants of stock options and/or restricted stock units and participation in our Company-wide employee benefit plans. For more information, see the section entitled “Elements of our Named Executive Officers’ Compensation—2022 Bonus Plan.”

The current base salary rate per annum and target annual cash incentive as a percentage of each named executive officer’s base salary during the year ended December 31, 2022 is as follows:

Name	Base Salary Rate Per Annum ($)	Target Cash Incentive ($)(1)
Chris Diorio, Ph.D.	400,000	500,000
Cary Baker	360,000	234,000
Jeff Dossett	315,000	315,000
Hussein Mecklai	390,000	292,500

(1)

Our compensation committee determined to pay annual incentive bonuses for 2022 in the form of RSUs and cash in equal portions. For more information, see the section entitled “Compensation Discussion and Analysis—Elements of Our Named Executive Officers’ Compensation—2022 Bonus Plan.”

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with our named executive officers that contain severance and change in control provisions which require us to provide specific payments and benefits in connection with the termination of our named executive officers’ employment in certain circumstances, including within a twelve- or, in the case of Mr. Dossett, six-month period following a Change of Control (such period, a “Qualifying

Termination Period”). For more information on our named executive officers’ severance and change in control provisions, see the section entitled “Executive Compensation—Agreements with our Named Executive Officers.”

Employment Termination Without Death, Cause, Disability or For Good Reason
	No Change in Control or after expiration of the Qualifying Termination Period			During the Qualifying Termination Period following a Change of Control
Name	Severance Payments(1)	Equity Acceleration(2)	Health Care Benefits(3)	Severance Payments		Equity Acceleration(6)	Health Care Benefits(3)
Chris Diorio, Ph.D.	$200,000	$3,502,210	$10,015	$400,000	(5)	$14,008,330	$10,015
Cary Baker	180,000	1,663,496	14,090	180,000	(1)	6,653,734	14,090
Jeff Dossett	157,500	—	14,090	157,500	(1)	5,934,971	14,090
Hussein Mecklai	195,000	1,418,080	13,166	195,000	(1)	5,925,635	13,166

(1)

Unless otherwise indicated, the amount shown in this column for each named executive officer consists of continuing payments of the named executive officer’s base salary as of December 31, 2022, for a period of six months.

(2)

The amounts shown in this column for Dr. Diorio, Mr. Baker and Mr. Mecklai consist of the value of 25% of the then unvested portion of outstanding equity awards for which vesting is accelerated upon the triggering event, assuming a qualifying termination occurred on December 31, 2022. The value of each such portion of such equity awards is calculated by multiplying (x) the closing stock price of our common stock of $109.18 per share on December 30, 2022, as reported on the Nasdaq Global Market (and in the case of options, less the exercise price per share of the option) by (y) the number of shares covered by such portion of the equity award.

(3)

The amount shown in this column for each named executive officer consists of the estimated cost of reimbursement of premiums paid for continuation coverage under COBRA for the named executive officer and his eligible covered dependents for up to six months.

(4)	The amount shown in this column for each named executive officer consists of a pro-rated portion of any annual target performance bonus earned.
(5)	The amount shown in this column for Dr. Diorio consists of continuing payments of his base salary as of December 31, 2022, for a period of twelve months.
(6)

The amount shown in this column for each named executive officer consists of the value of 100% of the then unvested portion of outstanding equity awards for which vesting is accelerated upon a qualifying termination occurring within 12 months following a Change of Control, (or, for Mr. Dossett, if such termination occurs within six months of a Change in Control). The value of each such portion of such equity awards is calculated by multiplying (x) the closing stock price of our common stock of $109.18 per share on December 30, 2022, as reported on the Nasdaq Global Market (and in the case of options, less the exercise price per share of the option) by (y) the number of shares covered by such portion of the equity award.

Insider Trading Policy; Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits, among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock. Our insider trading policy further prohibits our directors and executive officers from pledging our securities as collateral for loans or holding our securities in margin accounts.

Our insider trading policy permits our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans. Under our insider trading policy, Rule 10b5-1 trading plans may only be adopted during an open trading window and only when such individual does not otherwise possess material nonpublic information about our company. The first trade under a Rule 10b5-1 trading plan may not occur until the later of the termination of the next quarterly blackout period and 30 calendar days after the date the Rule 10b5-1 trading plan was adopted.

CEO Pay Ratios

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on December 31, 2022 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applied Compensation Measure (CACM)

Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure”, or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: (a) annual base pay, (b) annual cash incentive, and (c) the grant date fair value of any equity awards granted during 2022, calculated in accordance with the methodologies and assumptions described in the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2022. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the applicable annual average exchange rate.

Methodology and Pay Ratio

After applying our CACM method, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual total direct compensation in accordance with the requirements of the Summary Compensation Table. Our Chief Executive Officer’s total annual compensation, as reported in the Summary Compensation Table, was $5,029,246. Our median employee compensation, as calculated using Summary Compensation Table requirements, was $229,977. Therefore, our CEO Pay Ratio for 2022 is approximately 21.9:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the compensation committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.

Pay versus Performance
In accordance with the SEC’s disclosure requirements set forth in Item 402(v) of Regulation
S-K
regarding pay versus performance (“PVP”), this section presents the
SEC-defined
“Compensation Actually Paid” (“CAP”) along with comparisons to various measures used to gauge performance at Impinj.
Compensation decisions are made
independently
from disclosure requirements. CAP is a supplemental measure to be viewed alongside performance measures as an addition to the philosophy and strategy of setting executive compensation discussed elsewhere in this proxy statement, and not in replacement.
The primary difference between the calculation of CAP and the compensation paid to our named executive officers as reported in the Summary Compensation Table (“SCT”) of our proxy statements are adjustments made to the values reported in the “Stock Awards” and “Option Awards” columns included in the SCT for a reportable year.
In the SCT for a reportable year, equity awards are measured at the grant date fair value of the equity awards granted during the year.
For purposes of determining CAP, equity awards are measured as the year-over-year change in the fair value of equity awards that are unvested as of the end of the year, or vested or were forfeited during the year
Pay Versus Performance Table
In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following table sets forth required information concerning the compensation of our named executive officers for each of the fiscal years ended December 31, 2020, 2021, and 2022, and our financial performance
for each such fiscal year:

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (3)(4)	Total Shareholder Return ($) (5)	Peer Group Total Shareholder Return ($) (5)	Net Loss ($M) (6)	Company Selected Measure: Revenue ($M) (7)	Supplemental Measure: Adjusted EBITDA ($M) (8)
2022	5,029,246	10,814,310	2,337,141	4,653,650	422.20	142.94	(24.3)	257.8	28.9
2021	5,909,698	19,315,371	2,622,014	9,474,437	343.00	219.51	(51.3)	190.3	9.1
2020	3,223,537	8,584,821	3,112,216	5,064,383	161.91	153.66	(51.9)	138.9	(11.5)

(1)
Our principal executive officer (“PEO”) in all reporting years is Chris Diorio, Ph.D. Our non-PEO
named executive officers
(“Non-PEO
NEOs”) for the 2022 reporting year are Cary Baker, Jeffrey Dossett and Hussein Mecklai. Our
Non-PEO
NEOs for the 2021 and 2020 reporting years are Cary Baker and Jeffrey Dossett.

(2)
CAP does not mean that our PEO was actually paid those amounts in the listed year, but
this is a dollar amount derived from the starting point of SCT total compensation under the methodology prescribed under the SEC’s rules, as shown in the adjustment table below:

Adjustments to Determine PEO Compensation Actually Paid	2022	2021	2020
Summary Compensation Table Total for PEO ($)	5,029,246	5,909,698	3,223,537
Minus Grant Date Fair Value of Equity Awards in Summary Compensation Table ($)	4,617,789	5,460,661	2,821,209
Plus Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	9,045,148	10,187,649	5,327,696
Plus Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	3,847,161	6,657,732	2,206,686
Plus Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	(2,489,456)	2,020,953	648,111
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	—	—	—
Plus Value of Dividends or Other Earnings Paid on Equity Awards Prior to the Vesting Date That Are Not Otherwise Reflected in Total Compensation	—	—	—
Compensation Actually Paid to PEO ($)	10,814,310	19,315,371	8,584,821

(3)
The fair value of stock options reported for CAP purposes is estimated using a Black-Scholes option pricing model for the purposes of this PVP calculation in accordance with the SEC rules. We estimate the fair value of options using the Black-Scholes option-pricing model with the following assumptions for the periods presented:

Grant Year	2022	2021	2020
Volatility	66.64 - 77.33%	67.05 - 80.73%	67.70 - 82.33%
Expected life in years	2.98 - 7.23 years	3.10 - 6.97 years	3.04 - 6.65 years
Expected dividend yield	0.00%	0.00%	0.00%
Risk-free rate	1.00 - 4.57%	0.06 - 1.44%	.016 - 1.64%

(4)
This figure is the average of compensation actually paid for the non-PEO
NEOs in each covered year. CAP does not mean that these
non-PEO
NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of SCT total compensation under the methodology prescribed under the SEC’s rules, as shown in the adjustment table below:

Adjustments to Determine Average Non-PEO NEO Compensation Actually Paid	2022	2021	2020
Average Summary Compensation Table Total for Non-PEO NEOs ($)	2,337,141	2,622,014	3,112,216
Minus Non-PEO NEO Average Grant Date Fair Value of Equity Awards in Summary Compensation Table ($)	1,977,919	2,260,819	2,720,499
Plus Non-PEO NEO Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	3,605,709	4,384,115	4,003,190
Plus Non-PEO NEO Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards	1,795,035	3,474,821	647,170
Plus Non-PEO NEO Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	(1,106,316)	1,254,306	22,306
Minus Non-PEO NEO Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	—	—	—
Plus Non-PEO NEO Average Value of Dividends or Other Earnings Paid on Equity Awards Prior to the Vesting Date That Are Not Otherwise Reflected in Total Compensation	—	—	—
Average Compensation Actually Paid to Non-PEO NEOs ($)	4,653,650	9,474,437	5,064,383

(5)
TSR is determined based on the value of an initial fixed investment of $100 in our common stock on December 31, 2019, assuming the reinvestment of any dividends. The peer group is made up of the PHLX Semiconductor Sector Index, which is the peer group we used for the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2022.

(6)	The dollar amounts reported represent our net loss as reflected in our audited financial statements.
(7)	The dollar amounts reported represent our revenue as reflected in our audited financial statements.
(8)	Adjusted EBITDA is a non-GAAP financial measure. For more information, see “Other Matters—Explanation of Non-GAAP Financial Measures” on page 60.

Relationship between Pay and Total Shareholder Return
The graph below reflects the relationship between (i) the PEO CAP and Average
Non-PEO
NEO CAP and (ii) the Company’s cumulated indexed TSR, assuming an initial fixed investment of $100 on December 31, 2019, for the fiscal years ended December 31, 2020, 2021 and 2022:

The graph below reflects the relationship between (i) the PEO CAP and the Average
Non-PEO
NEO CAP and (ii) our net income (loss) for the applicable reporting year:

The graph below reflects the relationship between (i) the PEO CAP and the Average
Non-PEO
NEO CAP and (ii) our revenue for the applicable reporting year:

The graph below reflects the relationship between (i) the PEO and the Average
Non-PEO
NEO CAP and (ii) our adjusted EBITDA for the applicable reporting year.

List of Most Important Company Performance Measures for Determining NEO Compensation
The following is a list of performance measures (including the company-selected measure identified above), which in the Company’s assessment represent the most important financial performance measures used by the Company to link compensation actually paid to our named executive officers for 2022:

Most Important Company Performance Measures for Determining NEO Compensation
TSR
Revenue
Adjusted EBITDA*

*	Non-GAAP financial measure. For more information, see “Other Matters—Explanation of Non-GAAP Financial Measures” on page 60.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2022 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. All of our equity plans have been approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1)
Equity compensation plans approved by stockholders(2)	3,205,513	$13.40	2,892,946

(1)	Includes 1,959,680 shares available for issuance under our 2016 Plan and 933,266 shares available for issuance under our 2016 ESPP.
(2)

Includes the following plans: the 2016 Plan, 2010 Equity Incentive Plan, 2000 Stock Plan and 2016 Employee Stock Purchase Plan, or the 2016 ESPP. Our 2016 Plan provides that on January 1 of each fiscal year commencing in 2017, the number of shares authorized for issuance under the 2016 Plan is automatically increased by a number equal to the least of (subject to adjustment upon changes in our capitalization as provided in the 2016 Plan) (a) 5% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year, (b) 1,825,000 shares and (c) such number of shares determined by the board of directors. Our 2016 ESPP provides that on January 1 of each fiscal year commencing in 2017, the number of shares authorized for issuance under the 2016 ESPP is automatically increased by a number equal to the least of (a) 1% of the outstanding shares of common stock on the first day of each year, (b) 365,411 shares of common stock and (c) an amount determined by the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 19, 2023 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 26,663,222 shares outstanding as of April 19, 2023.

Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 19, 2023. Certain of the options granted to our named executive officers may be exercised prior to the vesting of the underlying shares. We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Impinj, Inc., 400 Fairview Avenue North, Suite 1200, Seattle, Washington 98109.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Sylebra Capital Ltd(1)	2,848,085	10.7%
Invesco Ltd.(2)	2,231,686	8.4%
The Vanguard Group(3)	1,921,283	7.2%
BlackRock, Inc.(4)	1,678,194	6.3%

Directors and Named Executive Officers:
Chris Diorio, Ph.D.(5)	1,282,064	4.7%
Jeff Dossett(6)	242,322	*
Cary Baker(7)	84,594	*
Hussein Mecklai(8)	108,852	*
Gregory Sessler(9)	32,423	*
Daniel Gibson(10)	2,864,441	10.7%
Umesh Padval(11)	7,004	*
Cathal Phelan(12)	30,602	*
Steve Sanghi(13)	22,612	*
Meera Rao(14)	4,668	*
Miron Washington	—	*
All directors and current executive officers as a group (11 persons)(15)	4,679,582	17.1%

(*)	Less than 1%.
(1)

Based solely on a Form 4/A filed on February 16, 2023 by Sylebra Capital Ltd, which reports shared voting power and shared dispositive power of 2,848,085 shares. Daniel Gibson is an owner of Sylebra Capital Ltd and certain of its affiliates, and he may be deemed to have shared voting and dispositive power over such shares. The address for Sylebra Capital Ltd is 28 Hennessy Road, 20th Floor, Wan Chai, Hong Kong.

(2)

Based solely on a Schedule 13G filed on February 10, 2023 by Invesco Ltd., which reports sole voting power of 2,192,776 shares and sole dispositive power of 2,231,686 shares. Invesco Ltd., in its capacity as a parent holding company to its investment advisers, may be deemed to beneficially own 2,231,686 shares of the Company which are held of record by clients of Invesco Ltd. The address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(3)

Based solely on a Schedule 13G filed on February 9, 2023 by The Vanguard Group, which reports shared voting power of 34,797 shares, sole dispositive power of 1,868,458 shares, and shared dispositive power of 52,825 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based solely on a Schedule 13G/A filed on February 1, 2023 by BlackRock, Inc. and certain of its affiliates, which reports sole voting power of 1,650,084 shares and sole dispositive power of 1,678,194 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Consists of 572,494 shares held of record by DFT L.L.C., 292,574 shares held of record by Dr. Diorio, 1,563 restricted stock units scheduled to vest within 60 days of April 19, 2023, and options to purchase 415,433 shares that are exercisable within 60 days of April 19, 2023, all of which will be vested as of June 18, 2023.

(6)

Consists of 48,893 shares held, 3,437 restricted stock units scheduled to vest within 60 days of April 19, 2023, and options to purchase 189,992 shares that are exercisable within 60 days of April 19, 2023, all of which will be vested as of June 18, 2023.

(7)

Consists of 45,937 shares held, 4,532 restricted stock units scheduled to vest within 60 days of April 19, 2023, and options to purchase 34,125 shares that are exercisable within 60 days of April 19, 2023, all of which will be vested as of June 18, 2023.

(8)

Consists of 32,517 shares held, 1,876 restricted stock units scheduled to vest within 60 days of April 19, 2023, and options to purchase 74,459 shares that are exercisable within 60 days of April 19, 2023, all of which will be vested as of June 18, 2023.

(9)

Consists of 24,728 shares held, 3,529 restricted stock units scheduled to vest within 60 days of April 19, 2023, and options to purchase 4,166 shares that are exercisable within 60 days of April 19, 2023, all of which will be vested as of June 18, 2023.

(10)	Consists of the 12,827 shares held directly, shares referenced in footnote (1) above, and 3,529 restricted stock units scheduled to vest within 60 days of April 19, 2023.
(11)	Consists of 3,475 shares held and 3,529 restricted stock units scheduled to vest within 60 days of April 19, 2023.
(12)

Consists of 17,073 shares held, 3,529 restricted stock units scheduled to vest within 60 days of April 19, 2023, and options to purchase 10,000 shares that are exercisable within 60 days of April 19, 2023, all of which will be vested as of June 18, 2023.

(13)	Consists of 16,700 shares held of record by Sanghi Family Limited Partnership, 2,031 shares held directly, and 3,881 restricted stock units scheduled to vest within 60 days of April 19, 2023.
(14)	Consists of 1,139 shares held and 3,529 restricted stock units scheduled to vest within 60 days of April 19, 2023.
(15)

Consists of 3,918,473 shares held, 32,934 restricted stock units scheduled to vest within 60 days of April 19, 2023, and options to purchase 728,175 shares that are exercisable within 60 days of April 19, 2023, all of which will be vested as of June 18, 2023.

RELATED PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2022 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement entitled “Executive Compensation.”

Related Party Transaction Policy

We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit and risk committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest.

Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $20,000;

•	transactions where a related party’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;

•	transactions where a related party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and

•	transactions where a related party’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.

No member of the audit and risk committee may participate in any review, consideration or approval of any related party transaction where such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit and risk committee shall consider the relevant facts and circumstances available and deemed relevant to the audit and risk committee, including, but not limited to:

•	the benefits and perceived benefits to us;

•	the materiality and character of the related party’s direct and indirect interest;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties under the same or similar circumstances.

In reviewing proposed related party transactions, the audit and risk committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of us and our stockholders.

Certain of the transactions described below were consummated prior to our adoption of the formal, written policy described above, and therefore the foregoing policies and procedures were not followed with respect to the transactions. For more information, see the section entitled “Other Transactions” below. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Consulting Agreement

In May 2020, we entered into a consulting agreement with a limited liability company owned by Cathal Phelan, a member of our board of directors, pursuant to which Mr. Phelan provides advisory and consulting services. The original term of the consulting agreement lasted from May 2020 through December 2020, and we and Mr. Phelan mutually agreed to extend the term of the consulting agreement to December 2022. The consulting agreement expired when Mr. Phelan joined our company as a full-time employee.

We recognized and paid $508,800 of consulting fee expense, to the limited liability company owned by Mr. Phelan during the year ended December 31, 2022. We granted 60,000 shares of stock options to Mr. Phelan in September 2020 in connection with these consulting services, with 1/24th of the shares subject to the option vesting in October 2020 and 1/24th of the shares subject to the option vesting on each month thereafter, subject to Mr. Phelan remaining a service provider. Additionally, we granted 8,000 restricted stock units to Mr. Phelan in October 2022 in connection with these consulting services, with 1/4th of the shares subject to the option vesting on each of January 1, 2023, April 1, 2023, July 1, 2023 and October 1, 2023, subject to Mr. Phelan remaining a service provider.

Other Transactions

We have entered into employment agreements with our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see the section entitled “Executive Compensation—Executive Employment Arrangements.”

We have granted stock options to our executive officers. Pursuant, to our outside director compensation policy, as amended from time to time, we have paid cash compensation and granted restricted stock units to our non-employee directors. For a description of these options, see the sections entitled “Board of Directors and Corporate Governance—Director Compensation” and “Executive Compensation.”

We have entered into indemnification agreements with our directors and executive officers.

Limitations on Director and Officer Liability and Indemnification

Our certificate of incorporation and bylaws provide the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, we have entered into separate indemnification agreements with each of our directors and certain of our officers that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

OTHER MATTERS

Third Party Compensation of Directors

None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Listing Rule 5250(b)(3).

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and The Nasdaq Global Select Market. Such directors, executive officers, and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were met during our fiscal year ended December 31, 2022, except that, due to an administrative oversight, a Form 4 for each of Dr. Diorio, Mr. Baker, Mr. Dossett and Mr. Mecklai due March 25, 2022 was filed late on April 4, 2022; a Form 4 for Dr. Diorio due October 4, 2022 was filed late on October 5, 2022; and a Form 4 for Sylebra Capital Ltd and Mr. Gibson due November 28, 2022 was filed late on November 29, 2022.

2022 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2022 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at investor.impinj.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Impinj, Inc., 400 Fairview Avenue North, Suite 1200, Seattle, WA 98109.

Explanation of Non-GAAP Financial Measures

In this proxy statement, we reference non-GAAP financial measures, including adjusted EBITDA and non-GAAP net income (loss). Information on why we use these non-GAAP financial measures, and how these measures are calculated, is presented in the Management’s Discussion and Analysis section of our annual report on Form 10-K for the year ended December 31, 2022.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Seattle, Washington

April 26, 2023

ANNUAL STOCKHOLDERS MEETING

IMPINJ, INC.

June 8, 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/253024847 (password: impinj2023) and be sure to have available the control number.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of meeting, proxy statement, proxy card and annual report to stockholders are available at http://www.astproxyportal.com/ast/20867/

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

∎	060823

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS IN ITEM 1, “FOR” THE PROPOSAL IN ITEM 2, “FOR” THE PROPOSAL IN ITEM 3, AND “AGAINST” ON THE PROPOSAL IN ITEM 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES.
1. Election of Directors:
	NOMINEES:	FOR	AGAINST	ABSTAIN
	Daniel Gibson	☐	☐	☐
	Umesh Padval	☐	☐	☐
	Steve Sanghi	☐	☐	☐
	Cathal Phelan	☐	☐	☐
	Meera Rao	☐	☐	☐
	Chris Diorio	☐	☐	☐
	Miron Washington	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
	2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.
	3. To approve, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
	4. To approve a stockholder proposal regarding certain limitations on future amendments to our bylaws.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

ADMISSION TICKET

ADMIT ONE STOCKHOLDER AND GUEST

2023 Annual Meeting of Impinj, Inc. Stockholders

Thursday, June 8, 2023 9:00 a.m. (Pacific time)

To be held virtually via live webcast at https://web.lumiagm.com/253024847 - Password impinj2023

YOUR VOTE IS IMPORTANT:

Please vote your shares by proxy, telephone or Internet prior to the meeting.

0                    ∎

IMPINJ, INC.

Proxy Solicited on Behalf of the Board of Directors

for Annual Meeting of Stockholders

The undersigned hereby appoint(s) Dr. Chris Diorio and Yukio Morikubo, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote all of the shares of the undersigned in Impinj, Inc. in the manner directed on the reverse side of this ballot at the annual meeting of its stockholders to be held on June 8, 2023, and at any adjournments or postponements thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

(Continued and to be signed on the reverse side)

∎ 1.1	14475 ∎